                                               Filed pursuant to Rule 424(b)(5)
                                                     Registration No. 333-82529

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus supplement is not complete and + +may be changed. This prospectus supplement and the accompanying prospectus + +are not an offer to sell these securities and we are not soliciting offers to + +buy these securities in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCTOBER 22, 2001
           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 13, 2001.

                               29,000,000 Shares

                                [Raytheon LOGO]

                                  Common Stock

                                  -----------

We are offering 29,000,000 shares of our common stock.

                                  -----------

Our common stock is listed on the New York Stock Exchange under the symbol "RTN". On October 19, 2001, the last reported sale price of our common stock on the New York Stock Exchange was $34.46 per share.

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-10 of this prospectus supplement.

                                  -----------

                                                    Underwriting
                                       Price to    Discounts and   Proceeds to
                                        Public      Commissions      Raytheon
                                       --------    -------------   -----------
Per Share..........................     $               $             $
Total..............................   $               $             $

The underwriters have an option to purchase a maximum of 1,600,000 additional shares to cover over-allotments of shares.

Delivery of the shares of common stock will be made on or about      , 2001.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

Credit Suisse First Boston
                      Morgan Stanley                        Salomon Smith Barney
           Joint Bookrunning Managers    Joint Lead Manager

                                  -----------

Banc of America Securities LLC                                   Lehman Brothers
                            JPMorgan

SG Cowen

                                                             Wachovia Securities

Commerzbank Securities
           Credit Lyonnais Securities (USA) Inc.
                                 Robertson Stephens
                                                                     UBS Warburg
October   , 2001

[Photograph of a Theater High Altitude Area Defense (THAAD) Radar System.] [Photograph of an Exoatmospheric Kill Vehicle (EKV).]
[Photograph of the Cooperative Engagement Capability (CEC) System.] [Photograph of a Patriot missile.]
[Photograph of a Tomahawk missile.]
  Raytheon is a global leader in defense electronics serving all four branches of the U.S. Military, as well as other agencies of the U.S. government. Raytheon's products and systems are included on most of the major U.S. defense platforms in service today.

                               TABLE OF CONTENTS

                                      Page
                                      ----
PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.......   S-1
Risk Factors........................  S-10
Forward-Looking Information.........  S-18
Use of Proceeds.....................  S-19
Capitalization......................  S-20
Price Range of Common Stock
 and Dividend Policy................  S-21
Certain U.S. Federal Tax
 Considerations for Non-U.S. Holders
 of Our Common Stock................  S-22
Underwriting........................  S-25
Notice to Canadian Residents........  S-27
Legal Matters.......................  S-28
Experts.............................  S-28
Information We Incorporate By
 Reference..........................  S-28

                                       Page
                                       ----
PROSPECTUS
About this Prospectus...............    1
Raytheon Company....................    1
Risk Factors........................    3
Disclosure Regarding Forward-Looking
 Statements.........................    3
Use of Proceeds.....................    3
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock
 Dividends..........................    4
Description of Our Securities.......    4
Description of Our Debt Securities..    4
Description of Our Preferred Stock..   12
Description of Our Class A and Class
 B Common Stock.....................   13
Description of Our Securities
 Warrants...........................   20
Description of the Stock Purchase
 Contracts and Stock Purchase
 Units..............................   21
Plan of Distribution................   21
Legal Matters.......................   23
Experts.............................   23
Where You Can Find More
 Information........................   23

                               ----------------

   This document is in two parts. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus and this prospectus supplement. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, including securities other than our common stock.

   You should rely only on the information contained in or incorporated into this document. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained in this document. If anyone provides you with different or inconsistent information, you should not rely on it. This document is not an offer to sell shares of our common stock and is not soliciting an offer to buy shares of our common stock in any state where the offer or sale is not permitted. The information contained in this document is accurate only as of the date hereof, regardless of the time of delivery of this prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus supplement.

   As used in this prospectus supplement, the terms "Raytheon", "we" or "us" may, depending upon the context, refer to Raytheon Company and its consolidated subsidiaries or any part or division thereof.

                      [This Page Intentionally Left Blank]

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, which are described under "Information We Incorporate by Reference", carefully. All financial information contained in this prospectus supplement and the accompanying prospectus, unless otherwise indicated, has been derived from our consolidated financial statements and is presented in conformity with generally accepted accounting principles.

                                  Our Company

   We are a global leader in defense electronics serving all four branches of the U.S. military as well as several agencies of the U.S. government. We also serve the defense departments of many foreign governments, including several NATO countries. Our defense business is aligned in four business segments:
Electronic Systems; Command, Control, Communication and Information Systems; Raytheon Technical Services Company; and Aircraft Integration Systems. We also provide commercial products through two business segments: Raytheon Aircraft Company and Commercial Electronics.

   For fiscal 2000, our four defense segments accounted for 78% of our net sales and 91% of our operating net income while our two commercial segments accounted for the remaining 22% of net sales and 9% of net operating income. These percentages are before corporate and eliminations. The revenue and operating income contribution for our segments in fiscal 2000 was:

                                               Net
                                            Sales (1)    Operating Income (1)
                                           ------------  --------------------
                                                  (Dollars in millions)
Defense Business
 Electronic Systems....................... $ 7,584   42% $     1,039        60%
 Command, Control, Communication and
  Information Systems.....................   3,419   19          358        21
 Raytheon Technical Services Company......   1,810   10          124         7
 Aircraft Integration Systems.............   1,220    7           48         3
Commercial Business
 Raytheon Aircraft Company................   3,220   18          164         9
 Commercial Electronics...................     666    4           (4)        0
                                           -------  ---  -----------  --------
  Total before Corporate and
   Eliminations...........................  17,919  100%       1,729       100%
 Corporate and Eliminations...............  (1,024)             (104)
                                           -------       -----------
  Total................................... $16,895       $     1,625
                                           =======       ===========

--------
(1) Segment net sales and operating income include intersegment sales and profits recorded at cost plus a specified fee, which may differ from what we would be able to obtain on external sales. Corporate and eliminations includes company-wide accruals, over/under applied overhead not attributed to a particular segment, and intersegment sales and profit eliminations. These figures exclude discontinued operations.

Our Competitive Strengths

   We believe that we have a strong competitive position attributable to a number of factors, including the following:

   Well Positioned for Defense Priorities. We are the largest defense electronics contractor in the United States and one of the largest in the world and we believe we are well positioned to experience significant growth within the defense electronics industry. As the needs of the U.S. military continue to evolve, defense electronics programs have become among the highest priority programs of the Department of Defense and the Bush Administration. We believe defense electronics procurements are likely to grow at a higher rate as result of recently proposed defense spending to combat terrorism and increase national security. Further, we believe the focus of future defense electronics spending to support the war on terrorism will be targeted to our strengths in missile defense, precision strike, radar, and surveillance systems.

   Well Diversified Defense Products Across Various Defense Platforms. We are less sensitive to the funding of a particular platform due to the breadth of our product portfolio and our electronics content and expertise across multiple platforms. We expect to continue focusing on electronics performance rather than on particular platforms. This approach also helps to position us as a likely participant in efforts to modernize or upgrade existing platforms with increasingly sophisticated sensors, controls, and weapons.

   Technology Leadership. We are a global leader in developing technologically advanced electronic systems and solutions. Our products are significant elements of leading national defense initiatives. For instance, our products are critical enablers of the National Missile Defense initiative and we believe that we are well positioned to benefit from the anticipated growth in this program. We believe our expertise in designing, developing, and producing these technologically advanced systems substantially strengthens our relationships with our customers. As such, we believe that the breadth of our proprietary product base and our strong customer relationships will enable us to continue to benefit from our existing programs. We also expect our technological leadership and customer relationships to result in new opportunities for follow-on and next generation military and commercial systems.

Our Business Strategy

   Our business strategy is to maintain a leadership position and to best serve our customers by:

   Concentrating Resources on Defense Electronics Opportunities. Research and development investments are targeted toward those areas that augment our existing capabilities in our core businesses. Capital expenditures are increasingly allocated toward business areas that contain attractive growth characteristics. In addition, we regularly evaluate alternatives for businesses we consider to be outside our core business areas.

   Capitalizing on Technology and Program Breadth to Grow Revenue. We provide integrated solutions across multiple missions and platforms. We believe these technologies will enable us to benefit from growth areas of the defense budget such as Air and Missile Defense and Command Control Intelligence, Surveillance, Reconnaissance. Our competencies and long history of electronics and system design aligns us with all aspects of the evolving military mission areas while providing interoperability and integrated solutions.

   Strengthening our Balance Sheet. We are aggressively targeting working capital efficiency improvements as an avenue for enhancing operating cash flow. We have also sold non-core assets and accessed equity markets when appropriate to strengthen our balance sheet. A strong balance sheet affords us the flexibility to pursue emerging growth opportunities in our core businesses.

   Focusing on Fundamentals to Drive Performance and Accountability. We have refocused our operations and deployed several initiatives in the past two years to improve our operations, working capital, cash flows, and profitability. We strengthened our program management, increased our productivity, and implemented practices to uncover potential surprises early in the product cycle in an effort to save costs and reduce delays. These initiatives have been successful, contributing to improvement in our operating margins in our defense businesses from 10.8% in 1999 to 11.2% in 2000 and leading to a $1.0 billion improvement in operating cash flow from 1999 to 2000.

Our Business Segments

   Electronic Systems and Command, Control, Communication and Information Systems. Products from these segments are included on most of the major U.S. defense platforms in service today and we believe we are well positioned as a technology leader on many future systems currently under development. Our technologies and capabilities are central to meeting the enormous challenges facing the U.S. military and those of our allies. As stated in the Quadrennial Defense Review (QDR), those challenges can be summarized by the following six operational priorities:

  . Protecting bases of operation--Defending U.S. and allied military bases, troops, and homelands against enemy attacks;

  . Information operations--Providing information security systems to guard against cyber warfare;

  . Power projection--Quickly deploying U.S. forces and weapons to any global theater despite enemy resistance;

  . Space operations--Providing comprehensive, real-time, all-weather, space based global surveillance capabilities;

  . Leveraging technology--Funding next generation science and technology that strengthens the U.S. military's capabilities and sustains its technological edge; and

  . Denying enemy sanctuaries--Preventing enemies from hiding in and operating from remote foreign locations.

   Most of the programs or platforms that will be used to address these priorities can be grouped into five major mission areas. Our capabilities and product offerings give us a significant presence in each of these mission areas:

  . Air and Missile Defense. We are a leading provider of integrated ground based radars and missile systems. Our products include the Patriot and STANDARD missile systems, which provide land and sea based area defense against enemy aircraft, cruise missiles and ballistic missiles; the JLENS and X-band radar systems for ground based detection of multiple levels of intercontinental ballistic missile threats; the Theater High Altitude Area Defense (THAAD) Radar System which is the centerpiece of the Army's THAAD defense system; and the Exoatmospheric Kill Vehicle
     (EKV), the interceptor that will be employed to provide National Missile Defense (NMD).

  . Intelligence, Surveillance, Reconnaissance. We provide comprehensive integrated intelligence, surveillance, and reconnaissance systems, which allow for high definition global surveillance and network-centric warfare. Our programs include SBIRS-Low, a low earth orbit surveillance satellite system; ASTOR, an airborne defense surveillance system; Cooperative Engagement Capability (CEC), the Navy's integrated program to link sea, air, land, and space based sensors; and sensor suites for the Global Hawk unmanned air vehicle (UAV). We also provide surveillance and reconnaissance systems that are deployed on a variety of aircraft, such as the British Tornado, the U.S. Air Force U-2, and the U.S. Navy P-3 Orion.

  . Air Superiority. We are the leading provider of airborne radar and electro-optical sensor systems for most of the major U.S. airborne platforms including the F-15 Eagle, the F-16 Falcon, the F-14 Tomcat, the F/A-18 Hornet, the F-117 Stealth Fighter, the B-2 Bomber, the B-1B Bomber, and future programs including the F-22 Raptor and the Joint Strike Fighter (JSF), for which we participate on both of the teams that are being considered by the U.S. Air Force. We also provide the Forward Looking Infrared (FLIR) and designation system for the F-117 Stealth Fighter, the infrared subsystem for the F/A-18 targeting pod, and are developing the Advanced Targeting FLIR for the F/A-18. We are also a leading provider of air-to-air combat weapon systems, including the next generation AIM-9X Sidewinder, the Advanced Medium-Range Air-to-Air Missile (AMRAAM), and air-to-ground precision strike weapons that were extensively used in the Gulf War and are currently being used in the war on terrorism, including Maverick, GBU-15, GBU-28 (the "Bunker Buster"), Paveway Laser Guided Bomb, ACM, HARM, and JSOW.

  . Ground Combat. We are a leader in ground based electronics applications centered on mobile solutions. Our products include the Long Range Advanced Scout Surveillance System (LRAS3), Commanders Independent Viewer (CIV), and the Improved Target Acquisition System (ITAS). We are also a leading provider of electro-optical systems used in ground combat platforms including the M-1 Abrams tank, the M-2 Bradley Fighting Vehicle, and various helicopter platforms. We are also a leading provider of weapon systems used in ground combat situations including the Tube-launched, Optically-tracked, Wire-guided missile (TOW), the Tube-launched, Optically-engaged, Wireless Fire and Forget missile (TOWFF), JAVELIN, and the Tank Extended Range Munition (TERM).

  . Naval Systems. We provide integrated sea based solutions that allow for naval surveillance and control of sea perimeters including the High Power Discrimination Radar (HPD) that is currently being developed for AEGIS class cruisers and destroyers, the Undersea Coastal Surveillance System (UCSS), and the Joint Tactical Combat Training System (JTCTS). We are also a leading provider of sea based air defense weapon systems including the STANDARD missile ship self defense variants, the Rolling Airframe Missile (RAM), the Evolved Sea Sparrow Missile (ESSM), the Phalanx Close in Weapon Systems (CIWS), as well as sea based precision strike systems including the STANDARD MissileSM-4 Land Attack missile and the Tomahawk cruise missile system.

   Raytheon Technical Services Company. Raytheon Technical Services Company
(RTSC) provides technical services, training programs, and logistics and base operations support throughout the U.S. and in nearly 40 other countries. RTSC performs complete engineering and depot-level cradle-to-grave support to our manufactured equipment and to various commercial and military customers. RTSC is a world leader in providing and supporting range instrumentation systems and bases worldwide for the Department of Defense. It also provides missile range calibration services for the U.S. Air Force, trains U.S. Army personnel in battlefield tactics, and supports undersea testing and evaluation for the U.S. Navy. RTSC provides operations and engineering support to the Atlantic Underwater Test and Evaluation Center, range technical support, and facilities maintenance at several Department of Defense facilities, including the U.S. Army's missile testing range in the Kwajalein Atoll.

   Aircraft Integration Systems. The Aircraft Integration Systems segment
(AIS) focuses on integration of airborne surveillance and intelligence systems and aircraft modifications. AIS specializes in developing and integrating complex electronic systems for airborne intelligence, surveillance, and reconnaissance missions. AIS provides signal intelligence, air-ground surveillance, maritime surveillance, and airborne command post systems to both U.S. government and foreign customers. In addition, AIS modernizes aging aircraft through structural refurbishment and avionics upgrades. The segment also provides support to Special Operations forces.

   Raytheon Aircraft Company. Raytheon Aircraft Company offers a broad product line of aircraft and aviation services in the general aviation market. Raytheon Aircraft manufactures, markets, and supports business jets, turboprops and piston-powered aircraft for the world's commercial, regional airlines and military aircraft markets. Raytheon Aircraft's piston-powered aircraft line includes the single-engine Beech Bonanza and the twin-engine Beech Baron aircraft for business and personal flying. The segment's King Air turboprop series includes the Beech King Air C90B, B200, and 350. The jet line includes the Beechjet 400A lightjet and the Hawker 800XP midsize business jet. Raytheon Aircraft also produces a 19-passenger regional airliner. The Raytheon Premier I entry-level business jet recently completed FAA certification. A new super midsize business jet, the Hawker Horizon, is currently in development, with anticipated airplane certification and delivery in 2003. The segment supplies aircraft training systems, including the T-6A trainer selected as the next-generation trainer for the U.S. Air Force and Navy under the Joint Primary Aircraft Training System. Raytheon Aircraft also produces special mission aircraft, including military versions of the King Airs and the U-125 search-and-rescue variant of the Hawker 800.

   Commercial Electronics. Our commercial electronics businesses produce, among other things, thin film filters for optical communications products, gallium arsenide MMIC components for direct broadcast satellite television receivers, gallium arsenide power amplifiers for wireless communications products, wireless broadband solutions, thermal imaging products, automobile radar systems, marine electronics for the commercial and military marine markets, and other electronic components for a wide range of applications.

Recent Developments

   On October 17, 2001, we reported net sales of $4.0 billion for the third quarter of 2001, down from $4.2 billion in net sales in the third quarter of 2000. As a result of the Raytheon Aircraft charge discussed below, we reported a loss from continuing operations of $262 million, or $0.73 per diluted share, in the third quarter of 2001. Excluding this charge, income from continuing operations was $127 million, or $0.35 per diluted share, compared with $133 million, or $0.39 per diluted share, in the third quarter of 2000. Our backlog at the end of the third quarter of 2001 was $25.1 billion.

   Net sales were down due to the impact of divestitures and lower deliveries at Raytheon Aircraft. Net sales for our defense businesses, after adjusting for divestitures, were up 6% year-over-year. Consolidated operating cash flow was negative $357 million in the quarter, compared with operating cash flow of positive $212 million in the third quarter of 2000. Negative cash flow was driven by discontinued operations, which consumed $254 million, and Raytheon Aircraft, which consumed $260 million. Net debt at the end of the third quarter was $8.8 billion, compared with $9.9 billion at the end of the third quarter of 2000.

   Including the impact of discontinued operations, we posted a net loss in the third quarter of 2001 of $285 million, or $0.79 per diluted share, compared with net income of $105 million, or $0.31 per diluted share, in the third quarter of 2000.

   On October 17, 2001, we announced that we and Hughes Electronics Corporation had agreed to a purchase price adjustment relating to our merger with Hughes Defense, a subsidiary of Hughes Electronics, in 1997. Under the terms of the agreement, which settles all outstanding disputes between us, Hughes Electronics will reimburse us $635 million, of which $500 million was received on October 16, 2001 and the balance is due in six months. We expect to use the proceeds to pay down debt.

   On October 17, 2001, we also announced that we expect to record a third quarter charge of $693 million in connection with Raytheon Aircraft's commuter aircraft business and $52 million related to used general aviation aircraft. The after-tax effect of the charges is $484 million. We expect the cash portion of the charge to be approximately $350 million spread over a four year period. While we have been reducing our build rates on commuter aircraft over the last 18 months, recent events, including the terrorist attacks of September 11, 2001, have had a significant adverse affect on both the airline industry and aircraft manufacturers, including Raytheon Aircraft. Raytheon Aircraft announced it was implementing further workforce reductions, cutting additional costs, and reducing factory and fleet inventory expenses to reduce costs as a result of the slowing economy. For the entire year, Raytheon Aircraft will lay off a total of approximately 1,700 people. It will also continue to review production rates.

   In July 2000, we sold our Raytheon Engineers & Constructors business to Washington Group International, Inc. In March 2001, Washington Group sued us in an Idaho State court alleging breach of contract and fraud in connection with the sale of the Raytheon Engineers & Constructors business. Washington Group also sought specific performance of the purchase agreement's purchase price adjustment provisions. The court has appointed an independent accountant to resolve the purchase price adjustment dispute. The independent accountant has scheduled a series of hearings to take place during October and November 2001. No timetable for resolving the dispute has been established. The court ordered that Washington Group's fraud and breach of contract claims must be submitted to arbitration as we had requested. To date, no arbitrator has been chosen and no timetable for resolving these claims has been established.

   In March 2001, Washington Group abandoned work on two large power plants being built in Massachusetts for which we have performance guarantees. In August 2001, we announced that the cost to complete these two projects, net of cash receipts, was expected to be $633 million. On October 17, 2001, we announced that activities to complete these two projects are continuing on a basis that is consistent, with respect to both schedule and costs, with our earlier announcements. In the third quarter of 2001, we incurred additional costs totaling $23 million relating to certain other construction projects acquired by Washington Group on which we have guarantees or other support agreements. Despite the additional costs, our range of potential exposure on these projects remains within the previously disclosed range of up to $125 million. Under the purchase agreement, we are entitled to indemnification by Washington Group for amounts we spend to complete such projects. Due to the bankruptcy filing by Washington Group described below, we have not recognized the value of this indemnification claim, if any, against Washington Group.

   In May 2001, Washington Group filed for protection under Chapter 11 of the U.S. Bankruptcy Code in Reno, Nevada. In connection with the filing, it filed a proposed plan of reorganization, which has been amended several times. On August 3, 2001, we filed a proof of claim as an unsecured creditor in the bankruptcy action. Our claims against Washington Group in this matter are primarily related to our indemnification claims under the purchase agreement and various subrogation claims. On that same day, Washington Group filed a complaint seeking significant monetary damages from us and seeking to avoid certain transfers of property and certain of their obligations under the purchase agreement for the sale of the Raytheon Engineers & Constructors business. On August 23, 2001, we responded to their complaint, which we believe is without merit. On October 10 and 11, 2001, confirmation hearings began on their proposed reorganization plan. Further confirmation hearings are scheduled to take place each day of the week of October 29, 2001. No timetable for the resolution of our claim, the avoidance action brought by Washington Group or the bankruptcy proceeding has been established.

   In addition to the guaranteed projects noted above, we retained the responsibility for performance of four large, fixed price international turnkey projects that are close to completion. Washington Group agreed to complete work on these projects on a cost reimbursable basis. After the end of the second quarter of 2001, in connection with the bankruptcy proceeding, Washington Group rejected the project completion agreements that they had entered into with us regarding these projects and the underlying project agreements. We are assessing our alternatives for meeting the obligations arising under our support agreements associated with these projects. We continue to monitor the cost estimates for these projects on a quarterly basis.

   In 1999, we and certain of our officers were named as defendants to several class action lawsuits alleging that the defendants violated federal securities laws by purportedly making misleading statements and failing to disclose material information concerning our financial performance. The complaints were consolidated in June 2000 into a single action, with the caption In Re Raytheon Securities Litigation (Civil Action No. 12142-PBS), in the U.S. District Court in Massachusetts. In September 2000, we and the individual defendants filed a motion to dismiss the complaint. In August 2001, the judge issued an order dismissing most of the claims asserted against us and our officers, allowing only two claims to survive and proceed to discovery.

                                  The Offering

 Common stock offered................ 29,000,000 shares.
 Common stock to be outstanding after
  the offering....................... 390,921,493 shares.
 Use of proceeds..................... We estimate that we will receive net proceeds from this offering of our common
                                      stock, assuming a public offering price
                                      of $34.46, of $965 million, or $1,018
                                      million if the underwriters' option to
                                      purchase additional shares of common
                                      stock is exercised in full. We anticipate
                                      using the net proceeds from this offering
                                      primarily to reduce the amounts
                                      outstanding under our Five Year
                                      Competitive Advance and Revolving Credit
                                      Facility dated May 2, 1997, among us and
                                      the lenders named therein and to purchase
                                      or retire other long-term debt. We intend
                                      to use any remaining proceeds to fund
                                      capital expenditures, working capital
                                      requirements and other general corporate
                                      purposes.
 New York Stock Exchange symbol...... RTN.

   The number of shares of common stock that will be outstanding after this offering is based on the number of shares of common stock outstanding as of September 30, 2001. This number excludes the following:

  . 41.2 million shares of common stock subject to options outstanding as of July 1, 2001, at a weighted average exercise price of $39.51 per share;

  . 28.5 million shares of common stock available for future grants under our stock plans as of July 1, 2001; and

  . 1.6 million shares of common stock that may be purchased by the underwriters to cover over-allotments, if any.

                                  Risk Factors

   You should consider all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment in our common stock. In particular, you should consider the factors described under the section captioned "Risk Factors" beginning on page S-10 of this prospectus supplement.

                        Summary Financial and Other Data

   We present below our summary financial information for each of the five years ended December 31, 2000 and the six months ending July 2, 2000 and July 1, 2001. This historical financial information has been derived from and should be read in conjunction with our consolidated financial statements, the notes thereto and the other financial data and statistical information incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary financial information for the six months ended July 2, 2000 and July 1, 2001 have been derived from unaudited consolidated financial statements.

                                   Years Ended December 31,                       Six Months Ended
                         -------------------------------------------------------- ------------------
                                                                                  July 2,   July 1,
                           1996        1997        1998        1999        2000     2000      2001
                         --------    --------    --------    --------    -------- --------  --------
                             (In millions except share amounts and total employees)
Results of Operations
Net sales............... $ 10,122    $ 11,537    $ 17,364    $ 17,201(6) $ 16,895 $  8,355  $  8,275
Operating income........    1,014(1)    1,040(2)    2,259(4)    1,592(7)    1,625      684       673
Interest expense, net...      142         343         697         703         736      365       351
Income from continuing
 operations.............      649(1)      507(3)    1,019(5)      502(8)      498      175       214
Net income (loss).......      757(1)      511(3)      844(5)      404(8)      141     (132)     (312)
Diluted earnings per
 share from continuing
 operations............. $   2.70(1) $   2.10(3) $   2.98(5) $   1.47(8) $   1.46 $   0.52  $   0.61
Diluted earnings (loss)
 per share..............     3.15(1)     2.11(3)     2.47(5)     1.19(8)     0.41    (0.39)    (0.89)
Dividends declared per
 share..................     0.80        0.80        0.80        0.80        0.80     0.40      0.40
Average diluted shares
 outstanding (in
 thousands).............  240,165     241,886     341,861     340,784     341,118  339,269   349,710
Financial Position at
 Period End
Current assets.......... $  5,560    $  8,911    $  8,464    $  8,602    $  8,013 $  8,357  $  8,114
Property, plant, and
 equipment, net.........    1,697       2,812       2,237       2,387       2,491    2,465     2,514
Total assets............   10,623      27,668      27,223      27,289      26,777   27,164    26,760
Current liabilities.....    4,178      10,380       6,114       7,133       4,865    5,605     4,552
Long-term liabilities
 (excluding debt and
 mandatorily redeemable
 equity securities).....      370       2,496       2,149       1,899       2,035    1,827     1,952
Long-term debt..........    1,500       4,406       8,163       7,298       9,054    9,045     8,565
Total debt..............    3,715      10,050       8,988       9,769       9,931   10,475     8,820
Mandatorily redeemable
 equity securities......                                                                         856
Stockholders' equity....    4,575      10,386      10,797      10,959      10,823   10,687    10,835
General Statistics
Total backlog........... $  8,942    $ 18,615    $ 20,157(9) $ 24,978    $ 26,530 $ 25,564  $ 25,858
U.S. government backlog
 included above.........    5,614      12,360      13,472(9)   15,239      17,374   16,561    17,229
Capital expenditures....      379         441         468         524         431      191       197
Depreciation and
 amortization...........      345         424         734         699         694      341       368
Total employees.........   65,600     109,600      99,500      97,600      93,700   94,300    87,500

--------
   We have restated our financial statements for discontinued operations as more fully discussed in the financial statements incorporated by reference in this prospectus supplement. During 2000, we recorded favorable adjustments to restructuring-related reserves and net gains on sales of operating units that were more than offset by restructuring charges and unfavorable contract adjustments.

  (1) Includes a special charge of $34 million pretax, $22 million after-tax, or $0.09 per diluted share.
  (2)  Includes restructuring and special charges of $370 million.
  (3) Includes restructuring and special charges of $370 million pretax and a net gain on sales of operating units of $72 million pretax. The impact of these items combined was a net charge of $194 million after-tax, or $0.80 per diluted share.
  (4)  Includes special charges of $167 million.
  (5) Includes special charges of $167 million pretax and a net gain on sales of operating units of $141 million pretax. The impact of these items combined was a net charge of $41 million after-tax, or $0.12 per diluted share.

  (6)  Includes charges of $180 million.
  (7) Includes charges of $195 million and restructuring and special charges of $197 million, offset by $65 million of favorable adjustments to restructuring-related reserves.
  (8) Includes charges of $195 million pretax and restructuring and special charges of $211 million pretax, offset by favorable adjustments to restructuring-related reserves of $65 million pretax and a net gain on sales of operating units and investments of $23 million pretax. The impact of these items combined was a net charge of $195 million after-tax, or $0.57 per diluted share.
  (9) During 1998, we changed our method of reporting backlog at certain locations in order to provide a consistent method of reporting across and within our businesses. Backlog includes the full value of contract awards when received, excluding awards and options expected in future periods. Prior to the change, contract values which were awarded but incrementally funded were excluded from reported backlog for some parts of our business. The one-time impact of this change was a $1.1 billion increase to backlog, related principally to U.S. government contracts. We have not restated prior periods for this change.

   We have reclassified certain prior year amounts to conform to the current year presentation. We acquired Texas Instruments' defense business (TI Defense) in July 1997 and merged with the defense business of Hughes Electronics Corporation (Hughes Defense) in December 1997. In December 1997, we issued
102.6 million shares of Class A common stock and converted each share of Raytheon common stock into one share of Class B common stock in connection with the merger with Hughes Defense. On May 14, 2001, we eliminated our dual class capital structure and reclassified our Class A and Class B common stock into a single new class of common stock. We also effected a 20-for-1 reverse-forward stock split that resulted in holders of fewer than 20 shares of common stock being cashed out of their holdings. For more information regarding our classes of common stock and the reverse/forward stock split and reclassification, see "Description of our Class A and Class B Common Stock--Reverse/Forward Stock Split" and "--Reclassification of Our Existing Two Classes of Common Stock into a Single New Class of Common Stock" in the accompanying prospectus.

   In 1996, we recorded a $34 million special charge to exit the manual-clean range market and dispose of the assets related to that operation.

   In 1997, we recorded restructuring charges of $220 million in connection with our merger with Hughes Defense and the acquisition of TI Defense. We recorded a $63 million special charge primarily for one-time costs associated with the merger with Hughes Defense and the acquisition of TI Defense. We also recorded a $57 million special charge primarily to write down certain assets that we had decided to sell to their estimated fair value. Also in 1997, we recorded a $30 million special charge to recognize a permanent impairment at Raytheon Aircraft.

   In 1998, we recorded special charges of $167 million at Commercial Electronics comprised of a $125 million charge to exit a line of business, which included writing off its investment in a Korean business venture, and a $42 million charge to write down the assets of two operations we had decided to sell to their estimated fair value.

   In 1999, we recorded $195 million of charges for contract-related adjustments of which $165 million was reflected as a reduction of sales. We recorded restructuring charges of $137 million comprised of a $102 million restructuring charge to reduce the workforce and vacate and dispose of facility space primarily at our defense electronics businesses, and $35 million for higher than originally estimated exit costs related to the TI Defense and Hughes Defense actions. We recorded a $35 million special charge related to Iridium LLC, of which $15 million was included as a reduction of sales, $6 million was included in cost of sales, and $14 million was included in other expenses. We also recorded a $33 million special charge to further write down inventory and receivables related to a Korean business venture and a $6 million special charge to exit the personal rapid transit business.

                                 RISK FACTORS

   In considering whether to purchase the shares of our common stock, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We depend heavily on our government contracts, which are only partially funded, subject to immediate termination and heavily regulated and audited, and the termination or failure to fund one or more of these contracts could have a negative impact on our operations.

   We act as prime contractor or major subcontractor for many different government programs. Over its lifetime, a program may be implemented by the award of many different individual contracts and subcontracts. The funding of government programs is subject to congressional appropriations. Although multi-year contracts may be authorized in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Consequently, programs are often only partially funded initially, and additional funds are committed only as Congress makes further appropriations. The termination of funding for a government program would result in a loss of anticipated future revenues attributable to that program. That could have a negative impact on our operations. In addition, the termination of a program or failure to commit additional funds to a program already started could increase our overall costs of doing business.

   Generally, government contracts are subject to oversight audits by government representatives and contain provisions permitting termination, in whole or in part, without prior notice at the government's convenience upon the payment of compensation only for work done and commitments made at the time of termination. We can give no assurance that one or more of our government contracts will not be terminated under these circumstances. Also, we can give no assurance that we would be able to procure new government contracts to offset the revenues lost as a result of any termination of our contracts. As our revenues are dependent on our procurement, performance and payment under our contracts, the loss of one or more critical contracts could have a negative impact on our financial condition.

   Our government business is also subject to specific procurement regulations and a variety of socioeconomic and other requirements. These requirements, although customary in government contracts, increase our performance and compliance costs. These costs might increase in the future, reducing our margins, which could have a negative effect on our financial condition. Failure to comply with these regulations and requirements could lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various statutes, including those related to:

  .  procurement integrity;

  .  export control;

  .  government security regulations;

  .  employment practices;

  .  protection of the environment; and

  .  accuracy of records and the recording of costs.

   The termination of a government contract or relationship as a result of any of these acts would have a negative impact on our operations and could have a negative effect on our reputation and ability to procure other government contracts in the future.

   In addition, sales to the government may be affected by:

  .  changes in procurement policies;

  .  budget considerations;

  .  changing concepts of national defense; and

  .  political developments abroad.

   The influence of any of these factors, which are largely beyond our control, could also negatively impact our financial condition. We also may experience problems associated with advanced designs required by the government which may result in unforeseen technological difficulties and cost overruns. Failure to overcome these technological difficulties and the occurrence of cost overruns would have a negative impact on our results.

Because we have recently sold a number of our business units, our business is less diversified, which could reduce our earnings and might make us more susceptible to negative conditions in our remaining businesses.

   Consistent with our strategy of focusing on and streamlining our core businesses and paying down our debt, during 1998, 1999 and 2000, we divested several non-core business units. As a result of these divestitures, we no longer receive revenues from these operations and, without offsetting increases in revenues in our other businesses, our overall revenues would decrease, which would have a negative effect on our financial condition.

   In addition, as a result of these divestitures, our business is now less diversified and thus more dependent on our remaining businesses. As a result, we are now more sensitive to conditions and trends in the remaining industries in which we operate. Negative conditions and trends in these remaining industries could cause our financial condition and results of operations to suffer more heavily than would occur when our business lines were more diversified. Our inability to overcome these negative conditions and trends could have a negative impact on our financial condition.

We depend on the U.S. government for a significant portion of our sales, and the loss of this relationship or a shift in government funding could have severe consequences on our financial condition.

   Approximately 66% of our net sales in 2000 were to the U.S. government. Therefore, any significant disruption or deterioration of our relationship with the U.S. government would significantly reduce our revenues. Our U.S. government programs must compete with programs managed by other defense contractors for a limited number of programs and for uncertain levels of funding. Our competitors continuously engage in efforts to expand their business relationships with the U.S. government at our expense and are likely to continue these efforts in the future. The U.S. government may choose to use other defense contractors for its limited number of defense programs. In addition, the funding of defense programs also competes with nondefense spending of the U.S. government. Budget decisions made by the U.S. government are outside of our control and have long term consequences for the size and structure of Raytheon. A shift in government defense spending to other programs in which we are not involved or a reduction in U.S. government defense spending generally could have severe consequences for our results of operations.

We derive a significant portion of our revenues from international sales and are subject to the risks of doing business in foreign countries.

   In 2000, sales to international customers accounted for approximately 21% of our net sales. We expect that international sales will continue to account for a substantial portion of our net sales for the foreseeable future. As a result, we are subject to risks of doing business internationally, including:

  .  changes in regulatory requirements;

  . domestic and foreign government policies, including requirements to expend a portion of program funds locally and governmental industrial cooperation requirements;

  .  fluctuations in foreign currency exchange rates;

  .  delays in placing orders;

  . the complexity and necessity of using foreign representatives and consultants;

  .  the uncertainty of adequate and available transportation;

  . the uncertainty of the ability of foreign customers to finance purchases;

  . uncertainties and restrictions concerning the availability of funding credit or guarantees;

  . imposition of tariffs or embargoes, export controls and other trade restrictions;

  . the difficulty of management and operation of an enterprise spread over various countries;

  . compliance with a variety of foreign laws, as well as U.S. laws affecting the activities of U.S. companies abroad; and

  . general economic and geopolitical conditions, including international hostilities, inflation, trade relationships and military and political alliances.

   While these factors or the impact of these factors are difficult to predict, any one or more of them could adversely affect our operations in the future.

We may not be successful in maintaining and obtaining the necessary licenses to conduct operations abroad, and Congress may prevent proposed sales to foreign governments.

   Licenses are required from government agencies under the Export Administration Act, the Trading with the Enemy Act of 1917 and the Arms Export Control Act of 1976 for export of many of our products. We can give no assurance that we will be successful in obtaining these necessary licenses in order to conduct business abroad. In the case of certain sales of defense equipment and services to foreign governments, the U.S. government's Executive Branch must notify Congress at least 15 to 30 days, depending on the location of the sale, prior to authorizing these sales. During that time, Congress may take action to block the proposed sale.

Competition within our markets may reduce our procurement of future contracts and our sales.

   The military and commercial industries in which we operate are highly competitive. Our competitors range from highly resourceful small concerns, which engineer and produce specialized items, to large, diversified firms. Several established and emerging companies offer a variety of products for applications similar to those of our products. Our competitors may have more extensive or more specialized engineering, manufacturing and marketing capabilities than we do in some areas. There can be no assurance that we can continue to compete effectively with these firms. In addition, some of our largest customers could develop the capability to manufacture products similar to products that we manufacture. This would result in these customers supplying their own products and competing directly with us for sales of these products, all of which could significantly reduce our revenues and seriously harm our business.

   Furthermore, we are facing increased international competition and crossborder consolidation of competition. There can be no assurance that we will be able to compete successfully against our current or future competitors or that the competitive pressures we face will not result in reduced revenues and market share or seriously harm our business.

Our future success will depend on our ability to develop new technologies that achieve market acceptance.

   Both our commercial and defense markets are characterized by rapidly changing technologies and evolving industry standards. Accordingly, our future performance depends on a number of factors, including our ability to:

  .  identify emerging technological trends in our target markets;

  .  develop and maintain competitive products;

  . enhance our products by adding innovative features that differentiate our products from those of our competitors; and

  . manufacture and bring products to market quickly at cost-effective prices.

   Specifically, at Raytheon Aircraft our future success is dependent on our ability to meet scheduled timetables for the development, certification and delivery of new product offerings.

   We believe that, in order to remain competitive in the future, we will need to continue to develop new products, which will require the investment of significant financial resources in new product development. The need to make these expenditures could divert our attention and resources from other projects, and we cannot be sure that these expenditures will ultimately lead to the timely development of new technology. Due to the design complexity of our products, we may in the future experience delays in completing development and introduction of new products. Any delays could result in increased costs of development or deflect resources from other projects. In addition, there can be no assurance that the market for our products will develop or continue to expand as we currently anticipate. The failure of our technology to gain market acceptance could significantly reduce our revenues and harm our business. Furthermore, we cannot be sure that our competitors will not develop competing technology which gains market acceptance in advance of our products. The possibility that our competitors might develop new technology or products might cause our existing technology and products to become obsolete. If we fail in our new product development efforts or our products fail to achieve market acceptance more rapidly than our competitors, our revenues will decline and our business, financial condition and results of operations will be negatively affected.

Raytheon Aircraft may be adversely affected by unfavorable market and cost pressures.

   At Raytheon Aircraft Company, our future success is dependent on a number of factors, some of which are beyond our control, including (1) price and demand pressures in the market, (2) any new government regulations that have the effect of restricting the use of general aviation and commuter aircraft,
(3) our ability to achieve the efficiencies necessary to control costs, (4) our ability to meet scheduled timetables for the development, certification, and delivery of new product offerings, and (5) the impact on recourse obligations due to changes in the collateral values of financed aircraft. While Raytheon Aircraft has been reducing its build rates on commuter aircraft over the last 18 months, recent events, including the terrorist attacks of September 11, 2001, have had a significant adverse effect on both the airline industry and aircraft manufacturers, including Raytheon Aircraft. As described under "Prospectus Supplement Summary--Our Company--Recent Developments", we announced that we expect to record a third quarter charge of $693 million in connection with Raytheon Aircraft's commuter aircraft business and $52 million related to used general aviation aircraft. Our financial results could be materially adversely affected if the current decline in demand in the market for our aircraft worsens or continues for an extended period or if we suffer adverse consequences relating to any of the other factors listed above.

Our financial performance is dependent on the timely and successful conversion of our defense products into commercial markets.

   In order to leverage technology that we develop for defense applications, we frequently strive to adapt existing defense technology for commercial markets. We may not be successful, however, in converting our defense systems and devices into commercially viable products, and the market for such products may be limited. Any of these results could have a negative impact on our future revenues.

We enter into fixed price contracts which could subject us to losses in the event that we have cost overruns.

   Sometimes, we enter into contracts on a firm, fixed price basis. This allows us to benefit from cost savings, but carries the burden of cost overruns. If our initial estimates are incorrect, we can lose money on these contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts then we may not realize their full benefits. Our financial condition is dependent on our ability to maximize our earnings from our contracts. Lower earnings caused by cost overruns and cost controls would have a negative impact on our financial results. As previously disclosed, during 2000 our financial results were negatively impacted by cost overruns on certain fixed price contracts.

We may incur additional charges in connection with the sale of Raytheon Engineers & Constructors to the Washington Group International.

   We have significant guarantees and other support agreements in place related to a number of ongoing Washington Group engineering and construction projects, including two large power plants being built in Massachusetts that Washington Group has abandoned. Our estimated range of potential exposure on these projects includes $633 million related to the two Massachusetts projects and up to $125 million related to other construction projects. The cost to complete all of these projects may ultimately be higher than our estimates. We are legally entitled to reimbursement from Washington Group for the costs we incur on these projects. Due to the bankruptcy filing by Washington Group, however, we may have difficulty recovering the full amount of our claim for reimbursement, if we recover any at all.

   In connection with the sale of our engineering and construction business to Washington Group, we retained responsibility for the completion of four large, fixed price international turnkey projects. Washington Group agreed to complete work on these projects on a cost reimbursable basis. In connection with their bankruptcy proceeding, Washington Group has rejected the project completion agreements that they had entered into with us regarding these projects and the underlying project agreements. We are assessing our alternatives for meeting the obligations arising under our support agreements associated with these projects. The costs to complete these projects may ultimately be higher than we have estimated.

   We are engaged in significant legal disputes with Washington Group regarding the sale of our engineering and construction business. These include a dispute regarding the final purchase price for the engineering and construction business, a claim by Washington Group for breach of contract and fraud in connection with the sale, and claims arising in connection with Washington Group's bankruptcy proceedings, including a fraudulent conveyance claim asserted by Washington Group.

   While these risks or the impact of these risks are difficult to predict, any one or more of these factors could have a material adverse impact on our financial condition.

The outcome of litigation matters in which we have been named as a defendant is unpredictable and an adverse decision on any such matter could have a material adverse affect on our financial position and results of operations.

   We are defendants in a number of litigation matters as described elsewhere in the prospectus supplement and the documents we incorporate by reference herein. These claims may divert financial and management resources that would otherwise be used to benefit our operations. Although we believe that we have meritorious defenses to the claims made in each and all of the litigation matters to which we have been named a party, and intend to contest each lawsuit vigorously, no assurances can be given that the results of these matters will be favorable to us. An adverse resolution of any of these lawsuits could have a material adverse affect on our financial position and results of operations.

We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could seriously harm our business.

   Due to the specialized nature of our businesses, our future performance is highly dependent upon the continued services of our key engineering personnel and executive officers. Our prospects depend upon our ability to attract and retain qualified engineering, manufacturing, marketing, sales and management personnel for our operations. Competition for personnel is intense, and we may not be successful in attracting or retaining qualified personnel. Our failure to compete for these personnel could seriously harm our business, results of operations and financial condition.

A significant portion of our labor force is unionized, and our failure to maintain stable relationships with our unions could seriously harm our business.

   Approximately 14,000 of our employees are unionized, which represented approximately 16% of our employees at July 1, 2001. As a result, we may experience work stoppages from time to time, and we are vulnerable to the demands imposed by our collective bargaining relationships. We cannot predict how stable these relationships, currently with 10 different U.S. labor organizations and 4 different non-U.S. labor organizations, will be or whether we will be able to meet the requirements of these unions without impacting our financial condition. In addition, the presence of unions may limit our flexibility in dealing with our workforce. Work stoppages and instability in our union relationships could negatively impact our ability to manufacture our products on a timely basis, resulting in strain on our relationships with our customers, as well as a loss of revenues. That would adversely affect our results of operations.

We may be unable to adequately protect our intellectual property rights, which could affect our ability to compete.

   Protecting our intellectual property rights is critical to our ability to compete and succeed as a company. We own a large number of U.S. and foreign patents and patent applications, as well as trademark, copyright and semiconductor chip mask work registrations which are necessary and contribute significantly to the preservation of our competitive position in the market. There can be no assurance that any of these patents and other intellectual property will not be challenged, invalidated or circumvented by third parties. In some instances, we have augmented our technology base by licensing the proprietary intellectual property of others. In the future, we may not be able to obtain necessary licenses on commercially reasonable terms. We enter into confidentiality and invention assignment agreements with our employees, and enter into nondisclosure agreements with our suppliers and customers, as appropriate, so as to limit access to and disclosure of our proprietary information. These measures may not suffice to deter misappropriation or independent third party development of similar technologies. Moreover, the protection provided to our intellectual property by the laws and courts of foreign nations may not be as advantageous to us as the remedies available under U.S. law.

Our operations expose us to the risk of material environmental liabilities.

   Because we use and generate large quantities of hazardous substances and wastes in our manufacturing operations, we are subject to potentially material liabilities related to personal injuries or property damages that may be caused by hazardous substance releases and exposures. For example, we are investigating and remediating contamination related to our current or past practices at numerous properties and, in some cases, have been named as a defendant in related personal injury or "toxic tort" claims.

   We are also subject to laws and regulations that impose strict requirements for the proper management, treatment, storage and disposal of hazardous substances and wastes, restrict air and water emissions from our manufacturing operations, and require maintenance of a safe workplace. These laws and regulations can impose substantial fines and criminal sanctions for violations, and require the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. We incur, and expect to continue to incur, substantial capital and operating costs to comply with these laws and regulations. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new cleanup requirements could require us to incur costs in the future that would have a negative effect on our financial condition or results of operations.

Provisions in our charter documents and rights agreement could make it more difficult to acquire Raytheon and may reduce the market price of our stock.

   Our certificate of incorporation and bylaws contain certain provisions, such as a classified board of directors, a provision prohibiting stockholder action by written consent, a provision prohibiting stockholders from calling special meetings and a provision authorizing our Board of Directors to consider factors other than stockholders' short-term interests in evaluating an offer involving a change in control. Also, we have a rights plan, which limits the ability of any person to acquire more than 15% of our common stock. These provisions could have the effect of delaying or preventing a change in control of us or the removal of our management, of deterring potential acquirors from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock. Provisions of our shareholder rights agreement which is incorporated as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part, could also have the effect of deterring changes of control of us.

We depend on component availability, subcontractor performance and our key suppliers to manufacture and deliver our products and services.

   Our manufacturing operations are highly dependent upon the delivery of materials by outside suppliers in a timely manner. In addition, we depend in part upon subcontractors to assemble major components and subsystems used in our products in a timely and satisfactory manner. While we enter into long term or volume purchase agreements with a few of our suppliers, we cannot be sure that materials, components, and subsystems will be available in the quantities we require, if at all. We are dependent for some purposes on sole source suppliers. The recent economic downturn, especially in light of the terrorist attacks on September 11, 2001, may materially adversely affect certain of these suppliers. If any of them fails to meet our needs, we may not have readily available alternatives. Our inability to fill our supply needs would jeopardize our ability to satisfactorily and timely complete our obligations under government and other contracts. This might result in reduced sales, contractually imposed penalties for delay in delivery, termination of one or more of these contracts and damage to our reputation and relationships with our customers. All of these events could have a negative effect on our financial condition.

The unpredictability of our results may harm the trading price of our securities or contribute to volatility.

   Our operating results may vary significantly over time for a variety of reasons, many of which are outside of our control and any of which may harm our business. The value of our securities may fluctuate as a result of considerations that are difficult to forecast, such as:

  .  volume and timing of product orders received and delivered;

  .  levels of product demand;

  .  consumer and government spending patterns;

  .  the timing of contract receipt and funding;

  . our ability and the ability of our key suppliers to respond to changes in customer orders;

  . timing of our new product introductions and the new product introductions of our competitors;

  .  changes in the mix of our products;

  .  cost and availability of components and subsystems;

  .  price erosion;

  .  adoption of new technologies and industry standards;

  . competitive factors, including pricing, availability and demand for competing products;

  .  fluctuations in foreign currency exchange rates;

  . conditions in the capital markets and the availability of project financing;

  . the impact on recourse obligations at Raytheon Aircraft due to changes in the collateral value of financed aircraft;

  .  regulatory developments; and

  . general economic conditions, particularly the cyclical nature of the general aviation and other commercial markets in which we participate.

Terrorist attacks, such as those that occurred on September 11, 2001, have contributed to economic instability in the United States and further acts of terrorism, violence, or war could affect the markets in which we operate, our business operations and our expectations and other forward-looking statements contained in this prospectus supplement.

   The terrorist attacks on September 11, 2001 have caused instability in the world's markets. There can be no assurance that the current armed hostilities will not increase or that these terrorist attacks, or United States responses, will not lead to further acts of terrorism and civil disturbances in the United States or elsewhere, which may further contribute to the economic instability in the United States. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers and could have an impact on our domestic and international sales, our supply chain, our production capability, and our ability to deliver our products to our customers. Political and economic instability in some regions of the world may also result and could negatively impact our business. Although we believe we are positioned well for defense priorities, the consequences of the terrorist attacks and armed conflicts are unpredictable, and we may not be able to realize anticipated opportunities in our defense businesses.

                          FORWARD-LOOKING INFORMATION

   This prospectus supplement, the accompanying prospectus and the information we are incorporating by reference in them contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference into this prospectus supplement and the accompanying prospectus, that we expect or anticipate will or may occur in the future, including, without limitation, statements included in this prospectus supplement under "Prospectus Supplement Summary--Our Company" and located elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including without limitation the information discussed under the caption "Risk Factors" in this prospectus supplement as well as other factors which might be described from time to time in our filings with the SEC.

   Consequently, all of the forward-looking statements we make in this prospectus supplement and the accompanying prospectus and the information we are incorporating by reference in this prospectus supplement and the accompanying prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our businesses or operations. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing such forward-looking statements. We do not assume any obligation to release publicly any updates or revisions to any forward-looking statement.

                                USE OF PROCEEDS

   The net proceeds from the sale of the 29,000,000 shares, after deducting underwriting discounts and commissions and estimated fees and expenses, are expected to be approximately $965 million, or approximately $1,018 million if the underwriters exercise their over-allotment option in full.

   We anticipate using the net proceeds from this offering primarily to reduce the amounts outstanding under our Five Year Competitive Advance and Revolving Credit Facility dated May 2, 1997, among us and the lenders named therein and to purchase or retire up to $465 million of long-term debt. We intend to use any proceeds not used to purchase or retire long-term debt to fund capital expenditures, working capital requirements and other general corporate purposes. Until we use the net proceeds of this offering, they may be deposited in interest-bearing accounts or invested in short-term investment grade securities. The weighted average interest rate on borrowings outstanding under the revolving credit facility on October 22, 2001 was 2.85%. The interest rates on our long-term debt that we may purchase or retire ranged from 3.46% to 8.30%, with a weighted average interest rate of 6.78%. Several banking affiliates of the underwriters are lenders to us under the revolving credit facility and will receive a portion of the net proceeds of this offering in repayment of amounts outstanding to them under the revolving credit facility.

                                CAPITALIZATION

   The following table sets forth our cash and capitalization on a consolidated basis as of September 30, 2001 (1) on an historical basis and (2) as adjusted to give effect to this offering and the application of the net proceeds from this offering as described under "Use of Proceeds", assuming the underwriters do not choose to excercise their over-allotment option. This table should be read in conjunction with our consolidated financial statements and the notes relating to them, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                          September 30, 2001
                                                        ----------------------
                                                        Historical As Adjusted
                                                        ---------- -----------
                                                            (In millions)
Cash and cash equivalents.............................   $   604     $ 1,069 (1)
                                                         =======     =======
Notes payable and current portion of long term debt:
  Notes payable.......................................       553          53
  Current portion of long-term debt...................     1,195       1,195
                                                         -------     -------
    Total notes payable and current portion of long-
     term debt........................................     1,748       1,248
Long-term debt........................................     7,623       7,623
                                                         -------     -------
    Total debt........................................     9,371       8,871
                                                         -------     -------
Raytheon-obligated trust preferred securities of
 subsidiary trust holding solely Raytheon subordinated
 notes (2)............................................       856         856
                                                         -------     -------
Stockholders' equity:
  Common stock, par value $0.01, 1,450,000,000 shares
   authorized.........................................         4           4
  Additional paid-in capital..........................     6,691       7,656
  Accumulated other comprehensive income..............      (108)       (108)
  Treasury stock......................................       (42)        (42)
  Retained earnings...................................     4,022       4,022
                                                         -------     -------
    Total stockholders' equity........................    10,567      11,532
                                                         -------     -------
      Total capitalization............................   $20,794     $21,259
                                                         =======     =======

--------
(1) As described in "Use of Proceeds", we intend to apply a portion of the net proceeds of this offering to purchase or retire long-term debt. We may recognize a gain or loss upon the purchase or retirement of long-term debt. Until we use the net proceeds in that fashion, they may be deposited in interest-bearing accounts or invested in short-term investment grade securities. As a result, we have reflected these net proceeds in cash and cash equivalents.
(2) The sole assets of RC Trust I are subordinated notes of Raytheon. Upon repayment of these subordinated notes, the related trust preferred securities will become mandatorily redeemable.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

   On May 14, 2001, our Class A common stock and Class B common stock were reclassified into one class of common stock. Our common stock has been trading on the NYSE under the symbol "RTN" since that date. For more information, see "Description of our Class A and Class B Common Stock--Reverse Forward Stock Split" and "--Reclassification of Our Existing Two Classes of Common Stock into a Single New Class of Common Stock" in the accompanying prospectus. The following table sets forth the quarterly high and low closing sales prices for our Class A common stock, Class B common stock and common stock as reported by the NYSE for the periods indicated and the amount of per-share dividends for the periods indicated.

                                 Class A Common Stock    Class B Common Stock
                                ----------------------- -----------------------
                                Stock Prices            Stock Prices
                                -------------           -------------
                                              Dividends               Dividends
                                 High   Low   per share  High   Low   per share
                                ------ ------ --------- ------ ------ ---------
Fiscal Year 1999
 First Quarter................. $58.13 $50.75   $0.20   $58.88 $51.25   $0.20
 Second Quarter................  72.88  57.38    0.20    77.63  57.75    0.20
 Third Quarter.................  75.38  43.75    0.20    76.56  44.50    0.20
 Fourth Quarter................  48.38  21.25    0.20    49.88  22.19    0.20
Fiscal Year 2000
 First Quarter................. $27.63 $17.88   $0.20   $28.50 $17.50   $0.20
 Second Quarter................  25.25  18.50    0.20    25.19  18.06    0.20
 Third Quarter.................  28.13  19.25    0.20    29.56  19.50    0.20
 Fourth Quarter................  33.25  25.00    0.20    35.81  26.63    0.20
Fiscal Year 2001
 First Quarter................. $35.60 $26.00   $0.20   $36.59 $26.00   $0.20
 Second Quarter (through May
  11, 2001)....................  32.80  27.45     --     32.85  27.75     --
                                     Common Stock
                                -----------------------
                                Stock Prices
                                -------------
                                              Dividends
                                 High   Low   per share
                                ------ ------ ---------
Fiscal Year 2001
 Second Quarter (commencing May
  14, 2001).................... $32.03 $26.30   $0.20
 Third Quarter.................  34.80  24.85    0.20
 Fourth Quarter (through
  October 19, 2001)............  36.30  33.75     --

   Dividends are considered quarterly by our board of directors and may be paid only when approved by our board. Our credit facilities restrict our ability to pay dividends to our stockholders under provisions that we do not currently believe will limit our ability to continue to pay dividends at the current rate. On September 26, 2001, our board of directors declared a regular quarterly cash dividend payable in the amount of $0.20 per share on November 5, 2001 to stockholders of record at the close of business on October 8, 2001.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
                   FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

   The following is a general discussion of certain U.S. federal income and estate tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders. In general, a "non-U.S. holder" is any holder other than:

  .  a citizen or resident of the United States;

  . a corporation or partnership created or organized in the United States or under the laws of the United States or of any of its states;

  . an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  . a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

   This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the "IRS"), and other applicable authorities, all of which are subject to change (possibly with retroactive effect). We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances nor does it address any aspects of state, local, or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws (such as "controlled foreign corporations", "passive foreign investment companies", "foreign personal holding companies", corporations that accumulate earnings to avoid U.S. federal income tax, owners of more than 5% of our common stock and certain U.S. expatriates). Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Dividends

   Dividends paid to a non-U.S. holder generally will be subject to withholding of federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To claim a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a completed applicable IRS Form W-8 (or successor form), usually Form W-8BEN, certifying that it qualifies for a reduced rate. In addition, if dividends are paid to a non-U.S. holder that is a partnership or other pass through entity, persons holding interests in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

   Dividends that are effectively connected with the conduct by a non-U.S. holder of a trade or business within the United States or, if a treaty applies, attributable to a permanent establishment of a non-U.S. holder within the United States, will be exempt from withholding tax, provided the non-U.S. holder provides us or our paying agent with an IRS Form W-8ECI (or successor form) containing the non-U.S. holder's taxpayer identification number. Effectively connected dividend income will be subject to U.S. federal income tax on a net basis at applicable graduated rates. Effectively connected dividend income of a non-U.S. holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% or a lower rate specified by an applicable income tax treaty.

   Non-U.S. holders must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefit of a reduced rate under an applicable income tax treaty with respect to dividends paid with respect to the common stock. In addition, if a non-U.S. holder is required to provide an IRS Form W-8ECI (or successor form), as discussed above, the non-U.S. holder must provide his or its taxpayer identification number.

Gain on Sale or Other Disposition of Common Stock

   In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the holder's shares of our common stock unless:

  . the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (in which case the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation) or the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States if that is required by an applicable income tax treaty as a condition to subjecting a non-U.S. holder to United States income tax on a net basis;

  . the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met;

  . the non-U.S. holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates; or

  . we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder's holding period.

   We have not determined whether we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes. If we have been or become a U.S. real property holding corporation at any time during the applicable period, generally gains realized upon a disposition of shares of our common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock during this period would not be subject to U.S. federal income tax, provided that our common stock is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code).

   An individual non-U.S. holder described in the first bullet point above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point above will be subject to a flat tax at a rate of 30%, or a lower rate specified by an applicable income tax treaty, on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a non-U.S. holder that is a foreign corporation falls under the first bullet point above, it will be subject to tax on its net gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. To claim benefits under an income tax treaty, it is generally necessary to provide us or our paying agent with a completed applicable IRS Form W-8, as addressed above.

Estate Tax

   Shares of our common stock that are owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding, Information Reporting and Other Reporting Requirements

   We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. Holder resides or is established.

   U.S. backup withholding tax is imposed at a current rate of 30.5% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. Recently enacted legislation will eventually reduce the rate of withholding to 28%.

   Under the Treasury Regulations, the payment of proceeds from the disposition of shares of our common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of shares of our common stock paid to or through a non-U.S. office of a broker that is:

  .  a U.S. person;

  .  a "controlled foreign corporation" for U.S. federal income tax purposes;

  . a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

  . a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business, information reporting and backup withholding will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge to the contrary).

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that required information is furnished to the IRS in a timely manner.

  THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER OF SHARES OF OUR COMMON STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

                                 UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated are acting as joint bookrunning managers and representatives, the following respective numbers of shares:

                                                                        Number
Underwriter                                                           of Shares
-----------                                                           ----------
Credit Suisse First Boston Corporation...............................
Morgan Stanley & Co. Incorporated....................................
Salomon Smith Barney Inc. ...........................................
Banc of America Securities LLC.......................................
J.P. Morgan Securities Inc. .........................................
Lehman Brothers Inc. ................................................
First Union Securities, Inc. ........................................
SG Cowen Securities Corporation .....................................
Commerzbank Capital Markets Corp. ...................................
Credit Lyonnais Securities (USA) Inc. ...............................
Robertson Stephens, Inc. ............................................
UBS Warburg LLC .....................................................
                                                                      ----------
    Total............................................................ 29,000,000
                                                                      ==========

   The underwriting agreement provides that the underwriters are obligated to purchase all of the shares if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of shares may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,600,000 additional shares at the public offering price on the cover page of this prospectus supplement less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the shares. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares as the number listed next to the underwriter's name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public
would be $     , the total underwriters' discounts and commissions would be
$      and the total proceeds to us would be $     .

   The underwriters propose to offer the shares initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $ per share. The underwriters and selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

   The following table summarizes the compensation we will pay:

                             Per Share             Total
                        ------------------- -------------------
                         Without    With     Without    With
                          Over-     Over-     Over-     Over-
                        allotment allotment allotment allotment
                        --------- --------- --------- ---------
Underwriting discounts
 and commissions
 paid by us............    $         $         $         $

   We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $2.0 million.

   We and our executive officers and directors have agreed that we will not offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, shares of our common stock, securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose our intention to make any offer, sale, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated for a period of 90 days after the date of this prospectus supplement.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in that respect.

   Our common stock is listed on the New York Stock Exchange under the symbol "RTN".

   In order to facilitate the offering of the shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position in the shares for their own account. In addition, to cover over-allotments or to stabilize the price of the shares, the underwriters may bid for, and purchase, the shares in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the shares in the offering, if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   This prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Morgan Stanley Dean Witter Online Inc., an affiliate of Morgan Stanley & Co. Incorporated, will distribute, and CSFBDirect Inc., an affiliate of Credit Suisse First Boston Corporation, and certain of the other underwriters may distribute, the shares over the Internet to their respective eligible account holders.

   Certain of the underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment banking, lending, financial advisory and other related services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. In addition, certain of the underwriters, or their affiliates, are lenders under the Five Year Competitive Advance and Revolving Credit Facility dated May 2, 1997 among us and the lenders listed therein, borrowings under which will be repaid from the net proceeds of this offering. We estimate, based on information currently available, that the underwriters and their affiliates will be repaid approximately $184 million from the application of the net proceeds of this offering.

   Because more than ten percent of the proceeds of this offering, not including underwriting compensation, may be received by entities who are affiliated with National Association of Securities Dealers, Inc. members who are participating in this offering, this offering is being conducted in compliance with NASD Conduct Rule 2710(c)(8). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as a bona fide independent market (as defined in the NASD Conduct Rules) exists in our common stock.

                         NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the shares of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of our common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our common stock.

Representations of Purchasers

   By purchasing our common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  . the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws;

  . where required by law, that the purchaser is purchasing as principal and not as agent; and

  .  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Taxation and Eligibility for Investment

   Canadian purchasers of shares of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and about the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Neal E. Minahan, Senior Vice President and General Counsel of Raytheon Company will pass upon the validity of Raytheon's common stock offered hereby. As of the date of this prospectus, Mr. Minahan holds 14,531 shares of common stock and options to acquire an additional 97,850 shares of common stock. The underwriters have been represented by Cravath, Swaine & Moore.

                                    EXPERTS

   The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Raytheon Company for the year ended December 31, 2000 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's adoption of the American Institute of Certified Public Accountants Statement of Position 98-5 "Reporting on the Costs of Start-up Activities", in 1999 as described in Note A to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                    INFORMATION WE INCORPORATE BY REFERENCE

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement, of which this prospectus and the accompanying prospectus form a part, and any other document we file at the SEC's public reference section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the worldwide web site (http://www.sec.gov) maintained by the SEC. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. Our common stock, $0.01 par value per share, is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, where reports, proxy statements and other information concerning Raytheon Company can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information filed with the SEC will update and supersede this information.

   We incorporate by reference in this prospectus supplement:

  . our Annual Reports on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2000 filed with the SEC on March 5, 2001 and June 29, 2001;

  . our Quarterly Reports on Form 10-Q for the quarters ended April 1, 2001 and July 1, 2001 filed with the SEC on April 26, 2001 and August 15, 2001;

  . our Proxy Statement on Schedule 14A, relating to our annual meeting of stockholders held on April 25, 2001, filed with the SEC on March 26, 2001;

  . our Current Reports on Form 8-K filed and Form 8-K/A with the SEC on April 11, 2001, April 20, 2001, April 27, 2001, May 3, 2001, May 7,
     2001, May 10, 2001, May 15, 2001, May 16, 2001, June 27, 2001 and
     October 19, 2001;

  . our registration statement on Form 8-A filed with the SEC on May 1, 2001; and

  . any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

   We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to:

     Secretary, Raytheon Company
     141 Spring Street
     Lexington, Massachusetts 02421

   You may direct telephone requests to the Secretary of Raytheon Company at
(781) 862-6600.

                      [This Page Intentionally Left Blank]

                                  PROSPECTUS

                                $3,000,000,000

                               RAYTHEON COMPANY

                                DEBT SECURITIES
                                PREFERRED STOCK
                             CLASS A COMMON STOCK*
                             CLASS B COMMON STOCK*
                           STOCK PURCHASE CONTRACTS
                             STOCK PURCHASE UNITS
                                   WARRANTS

   By this prospectus, we may offer, from time to time, the following securities:

    .  our unsecured senior debt securities;
    .  our unsecured subordinated debt securities;
    .  warrants to purchase our debt securities;
    .  shares of our preferred stock;
    .  warrants to purchase shares of our preferred stock;
    .  shares of our Class A and Class B common stock;
    . warrants to purchase shares of our Class A or Class B common stock; . stock purchase contracts; and
    . units consisting of some or all of these securities including, but not limited to, stock purchase units.

-------------------
* Includes shares of a new class of common stock, $.01 par value, of Raytheon Company, into which Class A and Class B Common Stock will be reclassified if such reclassification is approved by the stockholders of Raytheon Company at the 2001 Annual Meeting of Stockholders, as further described herein.

   We may offer the offered securities in different series from time to time in amounts, at prices and on terms determined at the time of the offering. We will provide you with specific terms of the applicable offered securities in one or more supplements to this prospectus. The aggregate initial offering price of the securities that we may issue under this prospectus will not exceed $3.0 billion.

   Shares of our Class A and Class B common stock are listed for trading on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the symbols "RTNa" and "RTNb", respectively. On April 4, 2001, the last reported sale prices of our Class A and Class B common stock on the New York Stock Exchange were $30.75 and $31.03, respectively.

   You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to make sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.

                                 -----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is April 13, 2001.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ABOUT THIS PROSPECTUS.....................................................   1
RAYTHEON COMPANY..........................................................   1
  Electronic Systems......................................................   1
  Command, Control, Communication and Information Systems.................   2
  Aircraft Integration Systems............................................   2
  Raytheon Technical Services Company.....................................   2
  Commercial Electronics..................................................   2
  Aircraft................................................................   2
RISK FACTORS..............................................................   3
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...........................   3
USE OF PROCEEDS...........................................................   3
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
 DIVIDENDS................................................................   4
DESCRIPTION OF OUR SECURITIES.............................................   4
DESCRIPTION OF OUR DEBT SECURITIES........................................   4
  Subordination of Subordinated Debt Securities...........................   6
  Events of Default.......................................................   7
  Defeasance and Covenant Defeasance......................................   8
  Modification and Waiver.................................................   9
  Covenants...............................................................   9
  Consolidation, Merger and Sale of Assets................................   9
  Conversion or Exchange Rights...........................................  10
  Global Securities.......................................................  10
  Our Debt Trustee........................................................  12
DESCRIPTION OF OUR PREFERRED STOCK........................................  12
DESCRIPTION OF OUR CLASS A AND CLASS B COMMON STOCK.......................  13
  Hughes Separation Agreement.............................................  15
  Reverse/Forward Stock Split.............................................  15
  Reclassification of Our Existing Two Classes of Common Stock into a
   Single New Class of Common Stock.......................................  16
  Comparison of Class A Common Stock, Class B Common Stock and New Common
   Stock..................................................................  17
  Provisions of our Restated Certificate of Incorporation and Amended and
   Restated By-Laws.......................................................  17
  Stockholder Rights Plan.................................................  18
  Section 203 of the Delaware General Corporation Law.....................  19
  Stock Exchange Listing..................................................  20
  Transfer Agent..........................................................  20
DESCRIPTION OF OUR SECURITIES WARRANTS....................................  20
DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS......  21
PLAN OF DISTRIBUTION......................................................  21
  Sale Through Underwriters or Dealers....................................  21
  Direct Sales and Sales Through Agents...................................  22
  Delayed Delivery Contracts..............................................  22
  General Information.....................................................  22
LEGAL MATTERS.............................................................  23
EXPERTS...................................................................  23
WHERE YOU CAN FIND MORE INFORMATION.......................................  23

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3.0 billion or the equivalent denominated in foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading "Where You Can Find Information."

   You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

   The information in this prospectus speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

   References in this prospectus to the terms "we," "us" or "Raytheon" or other similar terms mean Raytheon Company, unless we state otherwise or the context indicates otherwise.

                                RAYTHEON COMPANY

   Raytheon Company is a global technology leader, with worldwide 2000 sales of $16.9 billion. We provide products and services in defense electronics, including missiles; radar; sensors and electro-optics; intelligence, surveillance and reconnaissance; command, control, communication and information systems; naval systems; air traffic control systems; aircraft integration systems; and technical services. We are one of the leading providers of business and special mission aircraft and deliver a broad line of jet, turboprop, and piston-powered airplanes to corporate and government customers world-wide. We have operations throughout the United States and serve customers in more than 70 countries around the world. Our principal executive offices are located at 141 Spring Street, Lexington, Massachusetts 02421. Our telephone number is (781) 862-6600.

ELECTRONIC SYSTEMS

   Our electronic systems segment focuses on:

  .  anti-ballistic missile systems;

  .  air defense;

  .  air-to-air, surface-to-air and air-to-surface missiles;

  .  naval and maritime systems;

  .  ship self-defense systems;

  .  torpedoes;

  .  strike, interdiction and cruise missiles; and

  .  advanced munitions.

   Our electronic systems segment also specializes in radar, electronic warfare, infrared, laser, and GPS technologies with programs focusing on land, naval, airborne and spaceborne systems used for surveillance, reconnaissance, targeting, navigation, commercial and scientific applications.

COMMAND, CONTROL, COMMUNICATION AND INFORMATION SYSTEMS

   Our command, control, communication and information systems segment is involved in:

  .  command, control and communication systems;

  .  air traffic control systems;

  .  tactical radios;

  .  satellite communication ground control terminals;

  .  wide-area surveillance systems;

  .  ground-based information processing systems;

  .  image processing;

  .  large-scale information retrieval, processing and distribution systems;
     and

  .  global broadcast systems.

AIRCRAFT INTEGRATION SYSTEMS

   Our aircraft integration systems segment focuses on integration of airborne surveillance and intelligence systems and aircraft modifications and provides signals intelligence, air-ground surveillance, maritime surveillance and airborne command post systems to both U.S. Government and foreign customers.

RAYTHEON TECHNICAL SERVICES COMPANY

   Through our Raytheon Technical Services Company subsidiary, we provide technical services, training programs, and logistics and base operations support throughout the U.S. and in 37 other countries. Raytheon Technical Services Company performs complete engineering and depot-level cradle-to-grave support to equipment manufactured by us and to various commercial and military customers.

COMMERCIAL ELECTRONICS

   Our commercial electronics businesses produce, among other things, thin film filters for optical communications products, gallium arsenide MMIC components for direct broadcast satellite television receivers, gallium arsenide power amplifiers for wireless communications products, wireless broadband solutions, thermal imaging products, automobile radar systems, marine electronics for the commercial and military marine market, and other electronic components for a wide range of applications.

AIRCRAFT

   Our Raytheon Aircraft subsidiary offers a broad product line of aircraft and aviation services in the general aviation market. Raytheon Aircraft manufactures, markets and supports piston-powered aircraft, turboprops and business jets for the world's commercial, regional airlines and military aircraft markets. Our Raytheon Travel air subsidiary sells fractional shares in aircraft and provides aircraft management and transportation services for the owners of the shares. Raytheon Aircraft Charter and Management offers aircraft charter and management services to the U.S. market.

                                  RISK FACTORS

   An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the risk factors in the prospectus supplement when determining whether or not to purchase the securities offered under this prospectus and the prospectus supplement.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the information we are incorporating by reference into it contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this prospectus and the information incorporated by reference into this prospectus, that we expect or anticipate will or may occur in the future, including, without limitation, statements included in this prospectus under "Raytheon Company" and located elsewhere in this prospectus regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including without limitation the information discussed under the caption "Risk Factors" in the prospectus supplement to be provided with this prospectus as well as other factors which might be described from time to time in our filings with the SEC.

   Consequently, all of the forward-looking statements we make in this prospectus and the information we are incorporating by reference into this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing such forward-looking statements. We do not assume any obligation to release publicly any updates or revisions to any forward-looking statement.

                                USE OF PROCEEDS

   Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

  .  equity investments in existing and future projects;

  .  acquisitions;

  .  working capital;

  .  capital expenditures;

  .  repayment or refinancing of debt or other corporate obligations;

  .  repurchases and redemptions of securities.

   Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

   The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the end of the fiscal years 2000, 1999, 1998, 1997 and 1996:

                        FISCAL YEAR ENDED DECEMBER 31,

2000               1999                           1998                           1997                           1996
----               ----                           ----                           ----                           ----
2.0x               2.0x                           3.1x                           2.8x                           4.2x

   For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends:

  . earnings consist of income from continuing operations, taxes on income from continuing operations and fixed charges, less capitalized interest; and

  . fixed charges consist of interest expense, amortization of debt discount and issuance expense, the portion of rents representative of an interest factor and capitalized interest.

   The ratio of earnings to combined fixed charges has declined due to higher interest expense resulting from increased borrowings to finance our merger with the defense business of Hughes Electronics and our acquisition of the defense assets of Texas Instruments Incorporated.

                         DESCRIPTION OF OUR SECURITIES

   We may offer under this prospectus one or more of the following categories of our securities:

  .  unsecured senior debt securities;

  .  unsecured subordinated debt securities;

  .  warrants to purchase senior or subordinated debt securities;

  .  shares of preferred stock, in one or more series;

  .  warrants to purchase shares of preferred stock;

  .  shares of Class A and Class B common stock;

  .  warrants to purchase shares of Class A and Class B common stock;

  .  stock purchase contracts; and

  . units consisting of some or all of these securities, including, but not limited to, stock purchase units.

   The terms of any specific offering of our securities, including the terms of any units of a combination of our securities, will be described in a prospectus supplement relating to that offering.

                      DESCRIPTION OF OUR DEBT SECURITIES

   This section describes the general terms and provisions of the debt securities that we may offer. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

   Our unsecured senior debt securities will be issued under an Indenture, dated as of July 3, 1995, between Raytheon Company and The Bank of New York, as trustee, or another indenture or indentures to be entered into by Raytheon Company and that trustee or another trustee. The unsecured subordinated debt securities will be issued under a second Indenture, dated as of July 3, 1995, also between Raytheon Company and The Bank of New York, as trustee or another indenture to be entered into by Raytheon Company and that trustee or another trustee.

   Copies of each of the July 3, 1995 indentures have been filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and are incorporated by reference into this prospectus. If we elect to issue securities under another indenture, we will file a copy of that indenture with the SEC. You should refer to the applicable indenture for more specific information. In addition, you should consult the applicable prospectus supplement for particular terms of our debt securities.

   Our existing indentures do not limit the amount of debt securities that we may issue, and permit us to issue securities from time to time in one or more series. The debt securities will be unsecured obligations of Raytheon Company.

   Generally, we will pay the principal of, premium, if any, and interest on our debt securities either at an office or agency that we maintain for that purpose or, if we elect, we may pay interest by mailing a check to your address as it appears on our register. We will issue our debt securities only in fully registered form without coupons, generally in denominations of $1,000 or integral multiples of $1,000. We will not apply a service charge for a transfer or exchange of our debt securities, but we may require that you pay the amount of any applicable tax or other governmental charge.

   The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer:

  .  the title of the debt securities;

  .  whether they are senior debt securities or subordinated debt securities;

  . any limit on the aggregate principal amount of the debt securities offered through that prospectus supplement;

  . the total amount of the debt securities authorized and the amount outstanding, if any;

  . the identity of the person to whom we will pay interest if it is anybody other than the noteholder;

  .  when the principal of the debt securities will mature;

  . the interest rate, which may be fixed or variable, or its method of calculation;

  . when interest will be payable, as well as the record date for determining who we will pay interest to;

  . where the principal of, premium, if any, and interest on the debt securities will be paid;

  .  any mandatory or optional sinking funds or similar arrangements;

  . when the debt securities may be redeemed if they are redeemable, as well as the redemption prices, and a description of the terms of redemption;

  . whether we have any obligation to redeem or repurchase the debt securities at your option;

  . the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000;

  . the amount that we will pay you if the maturity of the debt securities is accelerated, if other than their principal amount;

  . the currency in which we will make payments to you and, if a foreign currency, the manner of conversion from United States dollars;

  . any index we may use to determine the amount of payment of principal of, premium, if any, and interest on the debt securities;

  . if the debt securities will be issued only in the form of a global note, the name of the depositary or its nominee and the circumstances under which the global note may be transferred or exchanged to someone other than the depositary or its nominee;

  . the applicability of the defeasance and covenant defeasance provisions in the applicable indenture;

  . whether the debt securities are convertible into any other securities and the terms and conditions of convertibility;

  . any additions or changes to events of default and, in the case of subordinated debt securities, any additional events of default that would result in acceleration of their maturity; and

  .  any other terms of the debt securities.

   We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those debt securities.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

   Generally, the payment of principal of, premium, if any, and interest on our unsecured subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior indebtedness. If we distribute our assets to creditors upon liquidation, dissolution, reorganization, insolvency, bankruptcy or under similar circumstances, holders of our senior debt will be entitled to be paid in full before any payments will be made on our subordinated debt securities. In addition, if the maturity of our subordinated debt securities is accelerated, holders of our senior debt will be entitled to be paid in full before any payments will be made on our subordinated debt securities. Moreover, while there is an event of default with respect to our senior debt that would permit our senior debt to be accelerated, and while we are in default in our payment obligations to holders of senior debt, we cannot make payments to our subordinated debt holders.

   If we were to become insolvent, you may not be paid with respect to our subordinated debt securities until our senior debt and third-party creditors are paid in full.

   The indenture for our unsecured subordinated debt securities will not place any limits on the amount of other indebtedness, including senior debt, that we may issue.

   The indenture for our unsecured subordinated debt securities defines "senior indebtedness" to include the principal of, premium, if any, and interest on:

  . all of our indebtedness for money borrowed, other than our subordinated debt securities, and any other indebtedness represented by a note, bond, debenture or other similar evidence of indebtedness, including indebtedness of others that we guarantee, in each case whether outstanding on the date of execution of the subordinated debt securities indenture or thereafter created, incurred or assumed; and

  . any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in any case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to our subordinated debt securities.

   In addition, for purposes of the definition of "senior indebtedness," "indebtedness for money borrowed" includes:

  . any obligation of, or any obligation guaranteed by, Raytheon Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

  . any deferred payment obligation of, or any such obligation guaranteed by, Raytheon Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument; and

  . any obligation of, or any such obligation guaranteed by, Raytheon Company for the payment of rent or other amounts under a lease of property or assets if such obligation is required to be classified and accounted for as a capitalized lease on our balance sheet under generally accepted accounting principles.

EVENTS OF DEFAULT

   Generally speaking, any of the following events will constitute an event of default under the indentures:

  . failure to pay interest on our debt securities for thirty days past the applicable due date, even if we are prohibited from paying interest on our debt securities because they are subordinated;

  . failure to pay principal of, or premium, if any, on our debt securities when due, even if we are prohibited from making such payments on our debt securities because they are subordinated;

  . failure to make any sinking fund payment when due, even if we are prohibited from making such payments with respect to subordinated securities;

  . failure to perform any other covenant or agreement in the applicable indenture, other than a covenant included in the indenture solely for the benefit of a different type of our debt securities, which continues for 60 days after written notice as provided in the indenture;

  .  bankruptcy, insolvency or reorganization; and

  . any other event of default provided with respect to debt securities of that series.

   You will be notified of an event of default with respect to a series of our debt securities by the trustee.

   If there is an event of default with respect to a series of our senior debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate principal amount of that series may declare the principal amount of all of the senior debt securities of that series to be due and payable immediately. If the securities were issued at an original issue discount, less than the stated principal amount may become payable.

   Payment of the principal of our subordinated debt securities may be accelerated only in the case of our bankruptcy, insolvency or reorganization. Neither you nor the trustee will be able to accelerate the payment of interest or principal with respect to our subordinated debt securities for any other reason.

   In some cases, after a declaration of acceleration has been made, but before a judgment or decree has been obtained, holders of a majority in aggregate principal amount of the series that is in default may rescind the acceleration.

   The trustee will be required to act with a high standard of care. However, the trustee will not be obligated to exercise any of its rights or powers under the indentures at your request unless you provide the trustee reasonable security or indemnity. Generally, but with exceptions, holders of a majority in aggregate principal amount of any series of our outstanding debt securities will have the right to choose the time, method and place of any proceeding for any remedy available to the trustee or any exercise of power by the trustee with respect to debt securities of that series.

   You may institute a suit against us for enforcement of your rights to receive payment of the principal of, premium, if any, on or interest on our debt securities after the due dates. However, you will not be able to institute any other proceedings under the applicable indenture, including for any remedy, unless the following conditions are satisfied:

  . you give the trustee written notice of a continuing event of default with respect to a series of our debt securities that you hold;

  . holders of at least 25% of the aggregate principal amount of that series make a request, in writing, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding;

  . the trustee does not receive direction contrary to your request within 60 days following your written notice from holders of a majority in aggregate principal amount of that series; and

  . the trustee does not institute the proceeding you request within 60 days following your written notice.

   Every year we are required to deliver to the trustee a statement as to performance of our obligations under the indentures and as to any defaults.

   A default in the payment of any of our debt securities, where the aggregate principal amount of that series of debt securities exceeds $50 million, or a default with respect to our debt securities that causes them to be accelerated, will give rise to a cross-default under our senior credit facilities. In some circumstances, payment defaults on our debt securities may also give rise to cross-defaults of our guarantees of the indebtedness of our subsidiaries.

DEFEASANCE AND COVENANT DEFEASANCE

   Any series of our debt securities may be subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are applicable, we may elect either:

  . defeasance -- which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to those debt securities; or

  . covenant defeasance -- which will permit us to be released from our obligations to comply with covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of our subordinated debt securities.

   To invoke defeasance or covenant defeasance with respect to any series of our debt securities, we must irrevocably deposit with the trustee, in trust, an amount in funds or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due, the principal of, premium, if any, on and interest on those debt securities and any mandatory sinking fund or similar payments on those debt securities.

   We cannot defease our obligations to register the transfer or exchange of our debt securities, to replace our debt securities that have been stolen, lost or mutilated, to maintain paying agencies, or to hold funds for payment in trust. We may not defease our obligations if there is a continuing event of default on securities issued under the applicable indenture, or if depositing amounts into trust would cause the trustee to have conflicting interests with respect to other of our securities. In addition, we would be required to deliver a legal opinion to the trustee to the effect that you will not recognize additional income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance.

   If we effect covenant defeasance with respect to any of our debt securities, and then those debt securities are declared due and payable because of an event of default, other than an event of default relating to any covenant from which we have been released through covenant defeasance, the amount of money or U.S. government obligations on deposit with the trustee may not be sufficient to pay all amounts due on the debt securities at the time of acceleration. However, we would remain liable with respect to any shortfall.

MODIFICATION AND WAIVER

   Modifications and amendments of our current indentures may be made only with the consent of holders of at least a majority in aggregate principal amount of all of our outstanding debt securities affected, voting as a single class. Generally, the consent of all of the holders of our debt securities that are affected is required for any of the following:

  . to change the stated maturity of the principal, or any installment of interest or premium, if any;

  . to reduce the principal amount, the premium, if any, or the interest, or the amount payable upon acceleration or maturity in the case of debt securities issued at an original issue discount;

  . to change the place of payment, or the currency in which payments are made;

  . to impair your right to institute suit to enforce any payment at or following stated maturity or following a redemption date;

  . to modify the subordination provisions of our subordinated debt securities in a manner adverse to holders; or

  . to reduce the percentage of the principal amount of our outstanding debt securities required for modification to or amendment of either indenture, or for waiver of our compliance with indenture provisions or defaults.

   Holders of a majority in aggregate principal amount of either our senior debt securities or our subordinated debt securities may waive any past default under the applicable indenture, except for a default in the payment of principal, premium, if any, on or interest on our debt securities and except for our compliance with specified covenants.

COVENANTS

   Our current indentures contain covenants regarding, among other things:

  .  a limitation on liens other than specified types of liens;

  . a limitation on sale and leaseback transactions, unless the lien on any property subject to the sale and leaseback transaction is permitted under the indentures or the proceeds of the sale and leaseback transaction are used to retire specified types of debt; and

  . restrictions on our ability to engage in consolidations, mergers or transfers of substantially all of our assets unless the surviving or acquiring entity is a domestic company and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture.

   You should be aware that we are not prohibited from engaging in highly leveraged transactions, other than as may conflict with those covenants. Moreover, any series of our debt securities may provide that these covenants may be removed with respect to that series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

   Our current indentures prohibit us from consolidating with or merging into another business entity, or transferring or leasing substantially all of our assets, unless the surviving or acquiring entity is a domestic company and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture.

CONVERSION OR EXCHANGE RIGHTS

   If any series of debt securities are convertible or exchangeable, the applicable prospectus supplement will specify:

  .  the type of securities into which it may be converted or exchanged;

  .  the conversion price or exchange ratio, or its method of calculation;

  .  whether conversion or exchange is mandatory or at your election; and

  . how the conversion price or exchange ratio may be adjusted if our debt securities are redeemed.

GLOBAL SECURITIES

   Our debt securities may be issued in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. If so, each global security will be issued in the denomination of the aggregate principal amount of securities that it represents. Unless and until it is exchanged in whole or in part for debt securities that are in definitive registered form, a global security may not be transferred or exchanged except as a whole by the depositary to its nominee. The applicable prospectus supplement will describe this concept more fully.

   The specific material terms of the depositary arrangement with respect to any portion of a series of our debt securities that will be represented by a global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to our depositary arrangements.

   Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of our debt securities represented by the global security to the accounts of participating institutions that have accounts with the depositary or its nominee. The underwriters or agents engaging in the distribution of our debt securities, or Raytheon Company if we are offering and selling our debt securities directly, will designate the accounts to be credited. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of our securities receive physical certificates, which may impair your ability to transfer your beneficial interests in global securities.

   While the depositary or its nominee is the registered owner of a global security, the depositary or its nominee will be considered the sole owner of all of our debt securities represented by the global security for all purposes under the indentures. Generally, if you own beneficial interests in a global security, you will not be entitled to have our debt securities registered in your own name, and you will not be entitled to receive a certificate representing your ownership. Accordingly, if you own a beneficial interest in a global security, you must rely on the depositary and, if applicable, the participating institution of which you are a client to exercise the rights of a holder under the applicable indenture.

   The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indentures. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

   Generally, we will make payments on our debt securities represented by a global security directly to the depositary. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in "street names," and will be the responsibility of the participating institutions. Neither we nor the trustee, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

   Generally, a global security may be exchanged for certificated debt securities only in the following instances:

  . the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, if required to be registered by law, and a successor is not appointed within 90 days;

  . we determine in our sole discretion that we will permit global securities to be exchanged for certificated debt securities; or

  . there is a continuing event of default under the indenture governing the debt securities held in global form.

   The following is based on information furnished to us:

   Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company ("DTC") will act as depositary for securities issued in the form of global securities. Global securities will be issued only as fully-registered securities registered in the name of Cede & Co., which is DTC's nominee. One or more fully-registered global securities will be issued for these securities representing in the aggregate the total number of these securities, and will be deposited with or on behalf of DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of each security, commonly referred to as the beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in these securities, except if use of the book-entry system for such securities is discontinued.

   DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Any redemption notices need to be sent to DTC. If less than all of the securities of a series or class are being redeemed, DTC's practice is to determine by lot the amount to be redeemed from each participant.

   Although voting with respect to securities issued in the form of global securities is limited to the holders of record, when a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

   Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or Raytheon Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

   DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. If a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

OUR DEBT TRUSTEE

   The current trustee for our debt securities is The Bank of New York, which performs services for us in the ordinary course of business. We may engage additional or substitute trustees with respect to particular series of our debt securities.

                       DESCRIPTION OF OUR PREFERRED STOCK

   This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock, and these certificates of designation will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our restated certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

   Our authorized capital stock consists of 1,650,000,000 shares of stock, including:

  . 1,450,000,000 shares of common stock, $0.01 par value per share, comprised of:

    .  450,000,000 shares of Class A common stock and

    .  1,000,000,000 shares of Class B common stock.

  . 200,000,000 shares of preferred stock, $0.01 par value per share, including:

    . 4,000,000 shares of Series A Junior Participating preferred stock, $0.01 par value per share.

Our Board of Directors has been authorized, subject to limitations provided in our restated certificate of incorporation, to provide for the issuance of shares of our preferred stock in multiple series. No shares of our preferred stock are currently outstanding.

   With respect to each series of our preferred stock, our Board of Directors has the authority to fix the following terms:

  .  the designation of the series;

  .  the number of shares within the series;

  . whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

  . the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

  . whether the shares are redeemable, the redemption price and the terms of redemption;

  . the amount payable to you for each share you own if Raytheon Company is dissolved or liquidated;

  . whether the shares are convertible or exchangeable, the price or rate of exchange, and the applicable terms and conditions;

  . any restrictions on issuance of shares in the same series or any other series; and

  .  your voting rights for the shares you own.

   You will have no preemptive rights with respect to your shares. In addition, your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. If we receive the appropriate payment, shares of our preferred stock that we issue will be fully paid and nonassessable.

   We currently plan to retain State Street Bank and Trust Company as the registrar and transfer agent of any series of our preferred stock.

              DESCRIPTION OF OUR CLASS A AND CLASS B COMMON STOCK

   We are authorized to issue up to 1,450,000,000 shares of common stock, consisting of 450,000,000 shares of our Class A common stock, $0.01 par value per share, and 1,000,000,000 shares of our Class B common stock, $0.01 par value per share.

   This section describes the general terms of our Class A and Class B common stock. For more detailed information, you should refer to our restated certificate of incorporation and our amended and restated by-laws, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

   In addition, we entered into an agreement with General Motors Corporation that limits our ability to take actions that affect our common stock. Please refer to "--Hughes Separation Agreement" below in this section of the prospectus.

   Generally, holders of our Class A common stock and Class B common stock are entitled to one vote per share, and the approval of corporate actions requires the approval of both classes, voting separately, as well as approval of the holders of any series of our preferred stock that may be entitled to vote for the action. The election or removal of our directors is subject to separate rules.

   For the election or removal of our directors, our common stockholders vote as a single class, and are entitled to vote as follows:

  Class B: Holders of our Class B common stock will be entitled to one vote per share, and the voting power of the entire class will be equal to 19.9% of the total voting power of all classes of our common stock.

  Class A: Holders of our Class A common stock will be entitled to the number of votes per share as will cause the Class A common stock to have 80.1% of the total voting power of all classes of our common stock.

   Our common stock will be the only type of our capital stock entitled to vote in the election and removal of directors and other matters presented to our stockholders from time to time, unless we issue voting preferred stock or our restated certificate of incorporation or the law requires otherwise.

   Our common stockholders will be entitled to receive dividends and distributions declared by our Board of Directors, to the extent permitted by outstanding shares of preferred stock and by our restated certificate of incorporation. If a dividend is declared, it will be distributed pro rata to our Class A and Class B stockholders, unless it is a dividend in kind. We are permitted to distribute Class A common stock to Class A stockholders and Class B common stock to Class B stockholders, but only if the ratio of shares outstanding of the two classes remains unchanged. In addition, in the case of any stock split, subdivision, combination or reclassification of either class, the other class will be adjusted accordingly so that the ratio of shares outstanding of the two classes remains unchanged.

   If Raytheon Company is liquidated or dissolved, our common stockholders will be entitled to receive our assets and funds available for distribution to common stockholders in proportion to the number of shares of either class they hold. Our common stockholders may not receive any assets or funds until our creditors have been paid in full and the preferential or participating rights of our preferred stockholders have been satisfied. If we participate in a corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, any payments or shares of stock allocated to our common stockholders will be distributed pro rata to holders of our Class A and Class B common stock on a per share basis. If we redeem, repurchase or otherwise acquire for payment any shares of our common stock, we will treat each share of Class A common stock and Class B common stock identically.

   You will not have any preemptive, subscription or conversion rights with respect to shares of our common stock that you own. We may issue additional shares of our common stock, if authorized by our Board of Directors, without your approval -- unless required by a stock exchange on which our securities are traded. If we receive the appropriate payment, shares of our common stock that we issue will be fully paid and nonassessable.

   Other than as described above, the rights of our Class A common stockholders and Class B common stockholders are the same, and we will not discriminate with respect to one class over the other.

HUGHES SEPARATION AGREEMENT

   A copy of the Hughes Spin-Off Separation Agreement has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

   On December 17, 1997, Raytheon Company acquired the defense electronics business of Hughes Electronics Corporation through a merger, which we refer to as the "Hughes merger". Raytheon Company's two classes of common stock are a result of the Hughes merger in which stockholders of the former Raytheon Company received Class B common stock and holders of General Motors Corporation common stock and holders of General Motors Corporation Class H common stock received Class A common stock. Also as a result of the Hughes merger, Raytheon Company currently has a large stockholder base of approximately 700,000 stockholders, many of whom hold fewer than 20 shares of common stock.

   As part of the Hughes merger, we agreed under the Hughes Spin-Off Separation Agreement (the "Separation Agreement") not to take specified actions unless General Motors Corporation determines in good faith that such actions would not jeopardize the tax-free status of the spin-off of the defense electronics business of Hughes Electronics Corporation and its merger with Raytheon Company.

   Many of the covenants restricting our actions under the Separation Agreement expired on December 18, 1999 or December 18, 2000 and are no longer in effect. However, we remain subject to a covenant that prohibits us from proposing a plan of recapitalization or amendment to our restated certificate of incorporation that would (1) convert shares of our Class A common stock into shares of Class B common stock or vice versa, or (2) change the absolute or relative voting rights of any class of our common stock from the rights in existence on December 17, 1997. While this covenant does not have an expiration date, the Separation Agreement provides that the covenants restricting our actions do not prohibit us from implementing any transaction upon which the Internal Revenue Service (the "IRS") has granted a favorable ruling.

   In December 2000 and January 2001, in anticipation of receiving advice from the IRS, we reviewed with our financial and tax advisors the effects of a possible reclassification of our shares and its effects on our stockholders.

   On January 24, 2001, after consideration of the issues and hearing presentations from outside tax counsel and our financial advisors, our Board resolved to seek stockholder approval to reclassify the Class A common stock and Class B common stock into a single class of new common stock, contingent upon receiving a ruling from the IRS that consummation of the proposed reclassification, as well as the reverse/forward stock split discussed below, will not adversely affect the IRS ruling received in connection with the Hughes merger.

   On January 31, 2001, the IRS issued to us a supplementary ruling to the effect that consummation of the proposed reclassification, as well as the reverse/forward stock split, will not adversely affect the IRS ruling received in connection with the Hughes merger. Accordingly, as described in more detail below, our Board has recommended that our stockholders approve the reclassification of our Class A common stock and Class B common stock into a single new class of common stock and approve the reverse/forward stock split.

REVERSE/FORWARD STOCK SPLIT

   Our Board has authorized, and recommended that our stockholders approve at our next annual meeting, which is scheduled for April 25, 2001, a reverse 1-for-20 stock split followed immediately by a forward 20-for-1 stock split of each of our Class A common stock and Class B common stock. As permitted under Delaware state law, stockholders whose shares of stock are converted into less than 1 share in the reverse split will be converted into the right to receive a cash payment. We refer to the reverse and forward stock splits, together with the related cash payments to stockholders with small holdings, as the "Reverse/Forward Split." We believe the Reverse/Forward Split will result in significantly reduced shareholder record keeping and mailing expenses, and provide holders of fewer than 20 shares with a cost-effective way to cash out their investments efficiently.

   If approved, the Reverse/Forward Split is expected to take place at 6:00 p.m. on May 14, 2001. All Class A stockholders on May 14, 2001 will receive 1 share of Raytheon Class A common stock for every 20 shares of Class A stock held in their accounts at that time; all Class B stockholders on May 14, 2001 will receive 1 share of Raytheon Class B common stock for every 20 shares of Class B stock held in their accounts at that time. If a registered holder has 20 or more Class A or Class B shares, as the case may be, any fractional share in such account will not be cashed out after the reverse split and the total number of shares held by such holder will not change as a result of the Reverse/Forward Split. Any registered stockholder who holds fewer than 20 shares of Class A or Class B shares, as the case may be, at the time of the reverse stock split, will receive a cash payment instead of a fractional share. To determine the amount of the cash payment, at our election, we may either (1) instruct our transfer agent to sell these fractional shares of Class A or Class B stock in the open market or (2) purchase these fractional shares of Class A and Class B stock at a price based on the average daily closing price per share of the Class A or Class B common stock, as the case may be, on the New York Stock Exchange for the ten trading days immediately before and including the date the Reverse/Forward Split is effected.

   Immediately following the reverse split, at 6:01 p.m. on May 14, 2001, all Class A and Class B stockholders, who held 20 or more shares of Class A or Class B common stock, as the case may be, immediately before the reverse split, will receive 20 shares of Class A or Class B common stock for every 1 share of Class A or Class B common stock they held immediately following the reverse stock split.

   The Reverse/Forward Split will not affect the public registration of our Class A or Class B common stock under the Exchange Act. Similarly, we do not expect that the Reverse/Forward Split will affect our application for the continued listing of the Class A and Class B common stock on the New York Stock Exchange.

   The number of shares of common stock authorized will not change as a result of the Reverse/Forward Split. If we elect to arrange for the sale of the fractional shares of cashed-out stockholders by our transfer agent on the open market, as described above, there will be no change in the numbers of shares of our Class A and Class B common stock that are issued and outstanding. However, if we elect to purchase these fractional shares, as described above, the total number of shares of our Class A and Class B common stock will be reduced by the aggregate number of such shares held by holders owning fewer than 20 such shares immediately prior to the reverse stock split.

RECLASSIFICATION OF OUR EXISTING TWO CLASSES OF COMMON STOCK INTO A SINGLE NEW CLASS OF COMMON STOCK

   In addition to the Reverse/Forward Split, our Board has unanimously approved a proposal to amend our restated certificate of incorporation, which, if approved at our next annual stockholders' meeting, would eliminate our two classes of common stock and reclassify the Class A common stock and the Class B common stock into a single new class of common stock, $.01 par value, of Raytheon Company. The reclassification will eliminate the trading disparities between our Class A common stock and our Class B common stock and eliminate any confusion arising from having two publicly traded classes of common stock.

   The rights, powers and limitations of the new common stock will be set forth in an amendment to our restated certificate of incorporation. The following summary should be read in conjunction with, and is qualified in its entirety by reference to, the form of amendment to our restated certificate of incorporation attached as an exhibit to the registration statement of which this prospectus forms a part.

COMPARISON OF CLASS A COMMON STOCK, CLASS B COMMON STOCK AND NEW COMMON STOCK

 RIGHT, POWER OR
    LIMITATION      CLASS A COMMON STOCK   CLASS B COMMON STOCK     NEW COMMON STOCK
 ---------------    --------------------   --------------------     ----------------
 Election or       --Holders entitled to  --Holders entitled to  --Holders entitled to
  Removal of        80.1% of the total     19.9% of the total     equal per share
  Directors:        voting power with      voting power with      voting rights with
                    respect to the         respect to the         respect to the
                    election or removal    election or removal    election or removal
                    of directors.          of directors.          of all directors.
--------------------------------------------------------------------------------------
 Class Voting:     --On all matters       --On all matters       --Holders vote as a
                    (other than the        (other than the        single class on all
                    election or removal    election or removal    matters.
                    of directors) the      of directors) the
                    approval of holders    approval of holders
                    of each Class,         of each Class,
                    voting separately,     voting separately,
                    is required.           is required.
--------------------------------------------------------------------------------------
 Dividends and     --Dividends payable    --Dividends payable    --Except as
  Stock Splits      or stock divisions     or stock divisions     prohibited under
  and               or combinations with   or combinations with   Delaware law, no
  Combinations:     respect to shares of   respect to shares of   prohibition on or
                    Class A common stock   Class B common stock   special rights as to
                    must be made pro       must be made pro       the payment of
                    rata with shares of    rata with shares of    dividends or stock
                    Class B common         Class A common         divisions or
                    stock.                 stock.                 combinations.
--------------------------------------------------------------------------------------
 Liquidation,                                                    --Participate pro
  Dissolution,                                                    rata with other
  Mergers,         --Participate pro      --Participate pro       holders of New
  Consolidations,   rata with the          rata with the          Common Stock.
  or other          holders of Class B     holders of Class A
  reorganizations:  common stock.          common stock.
--------------------------------------------------------------------------------------
 Stock             --Company repurchases  --Company repurchases  --Except as
  Repurchases:      of Class A stock       of Class B stock       prohibited under
                    must be effected       must be effected       applicable law, no
                    ratably, and in a      ratably, and in a      prohibitions on or
                    non-prejudicial way,   non-prejudicial way,   special rights as to
                    with purchases of      with purchases of      stock repurchases.
                    Class B common         Class A common
                    stock.                 stock.
--------------------------------------------------------------------------------------

PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS

 Advance Notice of Nominations

   Our by-laws contain provisions requiring that you deliver advance notice of any business that you intend to raise at an annual meeting of stockholders and providing for procedures to be followed if you wish to nominate a person to be elected as a director. To be timely, you must give written notice to our Secretary within the thirty-day period beginning on the 120th day prior to the first anniversary of the preceding year's annual meeting. If the date of the next annual meeting is more than 30 days before, or more than 60 days after, the first anniversary of the preceding year's annual meeting, you must deliver notice to our Secretary within the period beginning on the 120th day prior to the meeting and ending thirty days later, or, if later, the 10th day after our public announcement of the meeting date. In addition, if we plan to increase the size of our Board of Directors, and we do not announce all of the nominees for election or the fact that the size of our Board will be increased at least 100 days before the first anniversary of the preceding year's annual meeting, you will have ten days following the date of our public announcement to give notice of your nomination to our Secretary.

   The notice must provide information about you and the business to be brought before the meeting. You should review our by-laws for more information. For our 2001 annual stockholders' meeting, the first anniversary of the previous year's meeting will be April 26, 2001.

 Classification of Directors

   Our restated certificate of incorporation provides that, except as otherwise required by specific provisions of the restated certificate of incorporation relating to the rights of holders of any class or series of preferred stock to elect additional directors under specified circumstances, the number of our directors may be fixed from time to time by a resolution adopted by a majority of our Board but must not be less than three. Our Board is classified into three classes, as nearly equal in size as possible. Each class holds office until the third succeeding anniversary of the annual stockholders' meeting electing that class, except that the terms of the initial three classes were set to expire in 1998, 1999 and 2000, respectively. A director may be removed only for cause by the vote of our common stockholders, voting together as a single class in accordance with their respective percentages of total voting power, and subject to the rights of any series of preferred stock outstanding.

 No Action by Written Consent; Special Meeting

   Our restated certificate of incorporation provides that stockholders may not act by written consent in lieu of an annual or a special meeting. Except as otherwise required by law and subject to the rights of holders of any class or series of preferred stock, special meetings of the stockholders may only be called by our Chairman of the Board or by our Board of Directors pursuant to a resolution that indicates the purpose of the meeting, which is approved by a majority of our directors, assuming, for this purpose, that there were no vacancies. No business other than that stated in the notice may be transacted at any special meeting of stockholders.

   According to our by-laws, if we call a special meeting to elect directors to the Board of Directors, you may nominate individuals for election if you deliver notice to our Secretary during the period beginning on the 120th day before the special meeting and ending thirty days later, or, if later, the 10th day after our public announcement of the meeting.

 Limitation on Directors' Liability

   Our restated certificate of incorporation provides, as authorized by law, that our directors will not be personally liable to Raytheon Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision may be to reduce the likelihood of derivative litigation against directors for breach of their duty of care, even though the action, if successful, might otherwise have benefited Raytheon Company and our stockholders.

STOCKHOLDER RIGHTS PLAN

   When Raytheon Company merged with the defense electronics business of Hughes Electronics Corporation in 1997, the Board of Directors adopted a stockholder rights plan. Each share of Class A and Class B common stock issued hereunder will be issued together with one right under the stockholder rights plan. You should refer to the Rights Agreement, dated as of December 15, 1997, by and between Raytheon Company and State Street Bank and Trust Company, as rights agent, for a more detailed description of the stockholder rights plan. A copy of the Rights Agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

   The rights trade automatically with shares of our common stock and become exercisable only under circumstances described below. The rights are designed to protect our interests and the interests of our stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with our Board of Directors before attempting a takeover and to provide the Board of Directors with leverage in negotiating the terms of any proposed takeover on behalf of all stockholders. The rights may have anti-takeover effects. Subject to the terms of the Hughes Spin-Off Separation Agreement, the rights should not, however, interfere with any merger or other business combination that the Board of Directors approves.

   The rights do not become exercisable until triggering events occur. They expire on December 15, 2007, but we may extend this date or redeem the rights earlier. Before a right is exercised, the right does not confer any right to vote or receive dividends. Before a triggering event occurs, each right will entitle you to purchase from us one one-hundredth of a share of our Series A Junior Participating preferred stock for $250, subject to adjustment. The rights are triggered by either of the following occurrences:

  . 10 days after the public announcement that an individual or group -- the "acquirer" -- has acquired 15% or more of our Class A common stock, Class B common stock, or the total voting power in the election of our directors; or

  . 10 business days, or later if the Board of Directors elects, after the commencement or announcement by an individual or group -- the "acquirer" -- of an intention to make a tender offer or exchange offer that would result in the acquisition of 15% or more of our Class A common stock, Class B common stock, or the total voting power in the election of our directors.

   If the rights are triggered, each holder of a right other than the acquirer, whose rights will automatically become void, will thereafter have the right to purchase shares of Class A or Class B common stock, as the case may be, at a 50% discount to market price. If Raytheon Company is thereafter acquired in a merger or other business combination, or 50% or more of our assets or earning power are sold, each holder of a right will have the right to purchase shares of common stock of the acquiring company at a 50% discount to market price. However, the Board of Directors will have the option, before the acquirer obtains 50% or more of our outstanding shares of common stock, to exchange rights of holders, other than the acquirer, for shares of our Series A Junior Participating preferred stock, at a rate of 100 rights per share, subject to adjustment.

   Subject to the terms of the Hughes Spin-Off Separation Agreement, we may redeem the rights at any time before they are triggered at a price of $0.01 per right. Our Board of Directors may also designate the effective time of the redemption as well as the applicable conditions. If we redeem your rights, you will be entitled to receive $0.01 for each right you hold, but you will not have any further entitlements with respect to these rights.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

   Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as Raytheon Company, and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term "business combination" is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

   This prohibition is effective unless:

  . The business combination is approved by the corporation's board of directors prior to the time the interested stockholder becomes an interested stockholder;

  . The interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

  . The business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   In general, the prohibitions do not apply to business combinations with persons who were stockholders prior to the corporation becoming subject to
Section 203.

STOCK EXCHANGE LISTING

   Both our Class A common stock and Class B common stock are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. The trading symbols for our Class A common stock and Class B common stock on these exchanges are "RTNa" and "RTNb," respectively.

TRANSFER AGENT

   State Street Bank and Trust Company is the Transfer Agent for our common stock and the Rights Agent for the rights.

                     DESCRIPTION OF OUR SECURITIES WARRANTS

   This section describes the general terms and provisions of our securities warrants. The applicable prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those securities warrants.

   We may issue securities warrants for the purchase of our debt securities, preferred stock, or our Class A or Class B common stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of securities warrants will be issued under a separate warrant agreement that we will enter into with State Street Bank and Trust Company, or another bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as an agent of Raytheon Company in connection with the securities warrants and will not assume any obligation, or agency or trust relationship, with you. The forms of securities warrant agreements, including the forms of warrant certificates, are filed as exhibits to the registration statement of which this prospectus is a part. You should refer to the provisions of the securities warrant agreements for more specific information.

   The prospectus supplement relating to a particular issue of securities warrants will describe the terms of those securities warrants, including, where applicable:

  . the exercise price for our debt securities, the amount of debt securities you will receive upon exercise, and a description of that series of debt securities;

  . the exercise price for shares of our preferred stock, the number of shares of preferred stock you will receive upon exercise, and a description of that series of our preferred stock;

  . the exercise price for shares of our Class A or Class B common stock and the number of shares of Class A or Class B common stock you will receive upon exercise;

  .  the expiration date;

  .  U.S. federal income tax consequences; and

  .  any other terms of the securities warrants.

   After your warrants expire they will become void. The prospectus supplement will describe how you may exercise your securities warrants. You must exercise warrants for our preferred stock or our Class A or Class B common stock through payment in U.S. dollars. All securities warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the securities warrants.

   Until you exercise your warrants to purchase our debt securities, preferred stock, or Class A or Class B common stock, you will not have any rights as a holder of our debt securities, preferred stock, or Class A or Class B common stock, as the case may be, by virtue of your ownership of warrants.

                  DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

   We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as "stock purchase contracts." The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

   The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

   We may sell the offered securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

  .  the terms of the offering;

  .  the names of any underwriters or agents;

  .  the name or names of any managing underwriter or underwriters;

  .  the purchase price of the securities;

  .  the net proceeds from the sale of the securities;

  .  any delayed delivery arrangements;

  . any underwriting discounts, commissions and other items constituting underwriters' compensation;

  .  any initial public offering price;

  . any discounts or concessions allowed or reallowed or paid to dealers; and any commissions paid to agents.

SALE THROUGH UNDERWRITERS OR DEALERS

   If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

   During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

   Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

   If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

   We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

   We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

   If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

   We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL MATTERS

   Thomas D. Hyde, Esq., Senior Vice President and General Counsel of Raytheon Company will pass upon the validity of Raytheon's common stock, debt securities, preferred stock, warrants and stock purchase contracts. As of the date of this prospectus, Thomas D. Hyde, Esq. holds no shares or options to acquire shares of Class A common stock and 93,000 shares of Class B common stock and options to acquire an additional 382,018 shares of Class B common stock.

                                    EXPERTS

   The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Raytheon Company for the year ended December 31, 2000 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's adoption of the American Institute of Certified Public Accountants Statement of Position 98-5 "Reporting on the costs of Start-up Activities", in 1999 as described in Note A to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the SEC's public reference section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the worldwide web site (http://www.sec.gov) maintained by the SEC. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. Our Class A common stock, $0.01 par value per share, and Class B common stock, $0.01 par value per share, are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, where reports, proxy statements and other information concerning Raytheon Company can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

   We incorporate by reference into this prospectus:

  . our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC on March 5, 2001;

  . our registration statement on Form 8-A filed with the SEC on December 11, 1997 and Form 8-A/A filed with the SEC on December 17, 1997; and

  . any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

   We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to:

         Secretary, Raytheon Company
         141 Spring Street
         Lexington, Massachusetts 02421

   You may direct telephone requests to the Secretary of Raytheon Company at
(781) 862-6600.

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